UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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CROWN MEDIA HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CROWN MEDIA HOLDINGS, INC.
12700 Ventura Boulevard
Studio City, California  91604

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
JUNE 23, 2006

To the Stockholders of Crown Media Holdings, Inc.:

We will hold the annual meeting of stockholders (the “Annual Meeting”) of Crown Media Holdings, Inc. (“Crown Media Holdings” or the “Company”) at the Sheraton New York Hotel & Towers at 811 Seventh Avenue, New York, New York 10019 on June 23, 2006, at 11:00 a.m., Eastern Daylight Time.

The purpose of the meeting is to:

1.                Elect 13 members to the Company’s board of directors (the “Board”);

2.                Consider any other matters that properly come before the meeting and any adjournments.

Information concerning the matters to be acted upon at the Annual Meeting is set forth in the accompanying Proxy Statement.

Only stockholders of record of Class A Common Stock and Class B Common Stock at the close of business on April 24, 2006 are entitled to receive notice of and to vote at the meeting. A list of the stockholders entitled to vote will be available for examination at the meeting by any stockholder for any purpose relevant to the meeting. The list will also be available on the same basis for ten days prior to the meeting at our principal executive office, 12700 Ventura Boulevard, Studio City, California  91604.

If you wish to vote shares held in your name in person at the meeting, please bring your proxy card or proof of identification to the meeting. If you hold your shares in street name (that is, through a broker or other nominee) you must request a proxy card from your broker in order to vote in person at the meeting.

Please date, sign and mail the enclosed proxy card as soon as possible to ensure that you are represented at the meeting. We have enclosed a return envelope, which requires no postage if mailed in the United States, for that purpose. Alternatively, you may vote by using the toll-free telephone number or the Internet address, as explained on the enclosed proxy card.

By Order of the Board of Directors
/s/	BRIAN E. GARDNER
BRIAN E. GARDNER
Secretary

May 30, 2006

PLEASE VOTE. YOUR VOTE IS IMPORTANT.

CROWN MEDIA HOLDINGS, INC.
12700 Ventura Boulevard
Studio City, California  91604

PROXY STATEMENT
For
ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 23, 2006

We anticipate that this Proxy Statement will first be mailed on or about May 30, 2006, to stockholders of the Company by the Board to solicit proxies (the “Proxies”) for use at the Annual Meeting to be held on June 23, 2006 at 11:00 a.m., Eastern Daylight Time (EDT) at the Sheraton New York Hotel & Towers at 811 Seventh Avenue, New York, New York 10019 or at any postponements or adjournments of the Annual Meeting.

SOLICITATION OF PROXIES

This proxy solicitation is being made on behalf of the Board.

Voting by Telephone or Internet

Stockholders of record can simplify their voting and reduce the Company’s cost by voting their shares via telephone or the Internet. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, allow stockholders to vote their shares and to confirm that their instructions have been properly recorded. If a stockholder’s shares are held in the name of a bank or broker, the availability of telephone and Internet voting will depend on the processes of the bank or broker; therefore, stockholders should follow the voting instructions on the form they receive from their bank or broker.

Stockholders who elect to vote over the Internet may incur costs such as telecommunication and Internet access charges for which the stockholder is solely responsible. The telephone and Internet voting facilities for stockholders of record will close at 11:59 p.m. EDT on June 22, 2006.

Voting by Mail

Stockholders who elect to vote by mail are asked to date, sign and return the enclosed proxy card using the postage paid envelope provided. The shares represented will be voted in accordance with the directions in the proxy card.

Stockholders Entitled to Vote

Stockholders as of the close of business on April 24, 2006 (the “Record Date”) are entitled to vote at the Annual Meeting. As of the Record Date, 74,117,654 shares of the Company’s Class A common stock, par value $0.01 (the “Class A Common Stock”) and 30,670,422 shares of the Company’s Class B common stock, par value $0.01 (the “Class B Common Stock”) were issued and outstanding. Each share of Class A Common Stock is entitled to one vote. Each share of Class B Common Stock is entitled to ten votes. You may not cumulate votes.

Revocation of Proxies

Your proxy may be revoked at any time before it is exercised by (i) providing written notice of revocation to the Company Secretary, (ii) timely delivery of a later dated proxy (including an Internet or telephone vote), or (iii) attending the Annual Meeting and voting in person.

Required Vote

A majority of the voting power of the outstanding shares entitled to vote generally in the election of directors, represented in person or by proxy, will constitute a quorum. Any stockholder that has properly submitted a proxy will be considered part of the quorum. Votes that are withheld, abstentions and broker non-votes will be counted towards a quorum.

The required vote for the Proposal is a plurality of the votes cast, with the thirteen nominees receiving the highest number of votes cast elected to the Board. A vote withheld from a nominee will be excluded from the vote and will have no effect. Broker non-votes will not be counted as a vote either for or against any nominee. A broker non-vote occurs when a broker submits a proxy but does not vote for or against a matter. This will occur when the beneficial owner has not instructed the broker how to vote and the broker does not have the discretionary authority to vote in the absence of instructions.

Solicitation Costs

The Company hired Mellon Investor Services LLC to assist in the distribution of proxy materials at a cost of approximately $10,000 plus out-of-pocket expenses. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the owners of Class A and Class B Common Stock. In addition to using the mails, the Company’s officers, employees or agents may also solicit proxies in person or by telephone, facsimile or by other means of electronic communication, but they will not be specifically compensated for such services.

PLEASE VOTE. YOUR VOTE IS IMPORTANT.

In this proxy statement the terms the “Company” or “Crown Media Holdings” refer to Crown Media Holdings, Inc. and, unless the context requires otherwise, our subsidiaries that operate our businesses, Crown Media United States, LLC (“Crown Media United States”), Crown Media Distribution, LLC (“Crown Media Distribution”) and Crown Media Trust  and, until completion of the sale of our international business in April, 2005, Crown Media International, LLC (“Crown Media International”) and Crown Entertainment Limited.

PROPOSAL

ELECTION OF DIRECTORS

Our Board currently has 15 member positions. As of the date of this Proxy Statement, there is one vacancy on the Board, and one other position will become vacant prior to the Annual Meeting as explained below. Proxy holders will vote for the 13 nominees listed below. All nominees, except A. Drue Jennings, are currently members of our Board, and the nominees’ terms, if elected, will continue until the next annual meeting of stockholders or until their successors are duly elected and qualified. Each of the nominees has consented to serve on our Board. If any nominee is unable to serve as a director, the current Board may designate a substitute nominee and the proxies will vote all valid proxy cards for the election of the substitute nominee. In accordance with our bylaws, no other nominees by stockholders for directors (except any nomination by or at the direction of the Board of Directors) will be proper at the Annual Meeting. Proxies solicited by the Board will not be voted for more than 13 nominees for the Board of Directors.

Nominations to our Board are governed by our bylaws and our Second Amended and Restated Stockholders Agreement, dated August 30, 2001, as amended (“Stockholders Agreement”) by and among the Company, HEIC, VISN, and The DIRECTV Group, Inc. The Stockholders Agreement provides that the Board will consist of not less than 15 directors, with twelve nominated by HEIC, one nominated by VISN and two independent directors (who may not be officers, employees or directors of any of the parties to the Stockholders Agreement or their affiliates) to be nominated by the Board. In addition, pursuant to a separate stockholders agreement which concerns HEIC and to which the Company is not a party, HEIC granted Liberty and J.P. Morgan Partners each the right to designate one of our directors as part of HEIC’s twelve nominees. The right of any party to nominate a director pursuant to the Stockholders Agreement will terminate on the later of (1) the party owning less than 5% of our common stock then outstanding, or (2) the party ceasing to own at least 75% of the amount of our common stock that the party (or predecessor holder) owned immediately following completion of our initial public offering on May 9, 2000. See “Certain Relationships and Related Transactions.

Of the nominees for the Board, Robert J. Druten, David E. Hall, Donald J. Hall, Jr., Irvine O. Hockaday, Jr., Anil Jagtiani, A. Drue Jennings, Deanne R. Stedem and Brian E. Gardner have been nominated by HEIC; Glenn Curtis has been nominated by Liberty; Wilford V. Bane, Jr. has been nominated by HEIC on behalf of VISN; and Arnold L. Chavkin has been nominated by HEIC on behalf of J.P. Morgan Partners. In addition, the Board has nominated Peter A. Lund and Herbert Granath as independent directors. Our Board of Directors has also approved of each of these persons being nominated as directors.

Because HEIC holds Class A Common Stock and all of the Class B Common Stock, representing approximately 95.8% of the voting power of the Company, its vote in favor of the nominees will be sufficient to elect these nominees regardless of the vote of any other stockholders.

Board Nominees

Wilford V. Bane, Jr., age 68, has been a director of Crown Media Holdings since May 2000. He was the Associate General Secretary of United Methodist Communications, the communications agency for the United Methodist Church, from October 1990 to February 2001. He helped found and launch the Vision

Interfaith Satellite Network, the predecessor of Odyssey Network (which was subsequently acquired by us and renamed the Hallmark Channel), and served as the interim Chief Executive Officer for its first two years.

Arnold L. Chavkin, age 54, has been a director of Crown Media Holdings since May 2000. From 1998 until May 2000, Mr. Chavkin was a director of Crown Media International. Mr. Chavkin is the Chief Investment Officer at J.P. Morgan Partners, LLC, an indirect non-bank subsidiary of JPMorgan Chase & Co. From April 1991 to January 2001, he was a general partner, and since January 2001 has been a limited partner of JPMP Master Fund Manager, L.P., the sole general partner of J.P. Morgan Partners, which invests in private equity opportunities with a significant concentration on the media and telecommunications industries. Prior to that, Mr. Chavkin was a member of Chemical Bank’s merchant banking group and a generalist in its corporate finance group specializing in mergers and acquisitions and private placements for the energy industry. Mr. Chavkin’s experience prior to joining Chemical Bank included corporate development for Freeport McMoRan as well as positions with Gulf and Western Industries and Arthur Young & Company. Mr. Chavkin is a director of Brand Services, Inc., Encore Acquisition Company, Latigo Petroleum, Inc., Nobel Environmental Power, LLC and Vetco International Limited. Mr. Chavkin is also a director of Triton PCS Holdings, Inc. and a member of its audit committee and its compensation committee.

Glenn Curtis, age 47, has been a director of Crown Media Holdings since January 2005. He has been Vice President of Liberty Media Corporation (a holding company with interests in electronic retailing, media, communications, and entertainment industries) since 2003. Prior to that, he was Executive Vice President and Chief Financial Officer of Starz Entertainment Group (a subsidiary of Liberty Media Corporation providing premium movie networks on television) from 1995 to 2002.

Robert J. Druten, age 58, has been a director of Crown Media Holdings since May 2000 and was a director of Crown Media International from April 1996 to May 2000. He has also been an Executive Vice President and the Chief Financial Officer of Hallmark Cards, Incorporated, the indirect parent of Crown Media Holdings, since April 1996. Mr. Druten is a Trustee of Entertainment Properties Trust and a director of Kansas City Southern.

Brian E. Gardner, age 53, has been a director of Crown Media Holdings since January 2004. He has been Executive Vice President and General Counsel of Hallmark Cards since January 2004. From 1996 to 2003, Mr. Gardner was a Managing Partner of Stinson Morrison Hecker, LLP (formerly known as Morrison & Hecker, LLP).

Herbert A. Granath, age 77, has been a director of Crown Media Holdings since December 2004. He has been a consultant for Telenet and Cable Partners Inc. since 2000 and a consultant for Veronis, Suhler, Stevenson since 2002. He has also been a director of Central European Media since 2001. Mr. Granath was the Chairman of Disney/ABC International Television from 1995 to 2000.

David E. Hall, age 43, has been a director of Crown Media Holdings since March 2003. He is the President - Personal Expression Group of Hallmark Cards since January 1, 2005, and a member of the board of directors of Hallmark Cards since 1996. Mr. Hall was Senior Vice President-Human Resources of Hallmark Cards from June 2002 to January 2005 and has served in a variety of positions for Hallmark Cards since 1981. Mr. Hall was Vice President—U.S. Sales and Marketing for Binney & Smith Inc. (a wholly-owned subsidiary of Hallmark Cards) from 1999 to June 2002.

Donald J. Hall, Jr., age 50, has been a director of Crown Media Holdings since May 2000. Mr. Hall has been the President and Chief Executive Officer of Hallmark Cards since January 2002 and a member of the board of directors of Hallmark Cards since 1996. Mr. Hall has served in a variety of positions for Hallmark Cards since 1971. Mr. Hall was the Executive Vice President, Strategy and Development from September 1999 until December 2001.

Irvine O. Hockaday, Jr., age 69, has been a director of Crown Media Holdings since May 2000 and was a director of Crown Media International from April 1996 until May 2000. He is a member of the board of directors of Dow Jones & Company, Inc., Sprint Corporation, and Aquila Inc. He is also a member of the board of directors and audit committee of Ford Motor Company and Estee Lauder Companies, Inc. Mr. Hockaday is a trustee of the Hall Family Foundations and the Aspen Institute. He was the President and Chief Executive Officer of Hallmark Cards from January 1986 to December 2001.

Anil Jagtiani, age 45, has been a director of Crown Media Holdings since March 2003. He has been Executive Vice President, Corporate Strategy and Development, for Hallmark Cards since February 2003. He served as Senior Vice President, Corporate Strategy, from January 2001 until February 2003. From October 1997 until December 2000, he served as the Director of Strategic Planning for Brunswick Corporation.

A. Drue Jennings, age 59, will become a director if elected at the Annual Meeting. Mr. Jennings has been Of Counsel at the law firm of Shughart, Thomson & Kilroy, P.C. since October 2004. Mr. Jennings was the interim Athletic Director at the University of Kansas from April 10, 2003 until July 10, 2003. Prior to that, Mr. Jennings was the Chief Executive Officer of Kansas City Power & Light Company from 1988-2000 and Chairman of the Board of Kansas City Power & Light Company from 1990-2001.

Peter A. Lund, age 65, has been a director of Crown Media Holdings since May 2000. He is a former Chief Executive Officer of CBS, Inc. and currently a member of the board of directors of DirecTV Group, Inc. and Emmis Communications Corporation. He is also a Trustee of the University of St. Thomas in St. Paul, Minnesota.

Deanne R. Stedem, age 43, has been a director of Crown Media Holdings since March 2003. She has been Assistant General Counsel for Hallmark Cards since 1998. She served as Senior Attorney for Hallmark Cards from 1989 until 1998.

Mr. David E. Hall and Mr. Donald J. Hall, Jr. are brothers. Mr. Hockaday is Mr. David E. Hall’s father-in-law. There are no other family relationships among the executive officers or directors of the Company.

Other Directors

The following directors will not stand for re-election at the Annual Meeting:

David Evans announced on May 10, 2006 that he has resigned from his position as President and Chief Executive Officer of the Company and a member of the Board. Mr. Evans’ resignation is effective June 16, 2006.

John P. Mascotte notified the Company on May 11, 2006 that, due to personal reasons, he will complete his current term as a director but will not stand for re-election at the Annual Meeting.

BOARD INFORMATION

Structure

Our Board consists of 15 directors, including one vacancy as of the date of this Proxy Statement. After the Annual Meeting, there will be two vacancies on our Board. Directors are elected annually. Our Board has an Audit Committee, a Compensation Committee, a Nominating Committee and a Finance Committee. The membership, duties and responsibilities of each of these committees are described below and the reports of the Audit Committee and the Compensation Committee to our stockholders are set forth below.

Meetings

In 2005, the Board held a total of twelve meetings, and took action five times by unanimous written consent. Except for Messrs. Chavkin, Curtis and Hockaday, all of our directors attended at least 75% of the aggregate of the total number of Board meetings and the total number of meetings held by all committees on which such director served during 2005.

Committees

Audit Committee

The Audit Committee held nine meetings in 2005. The members of the Audit Committee are Messrs. Mascotte, Chairman, Chavkin, Granath and Lund, each of whom are believed by the Board to be independent directors as defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards for the Nasdaq National Market (“Nasdaq Listing Standards”). The Board has determined that each of the members of the Audit Committee is financially literate in accordance with the Nasdaq Listing Standards. The Board has also determined that Mr. Mascotte qualifies as an audit committee financial expert, as defined under Securities and Exchange Commission (the “Commission”) rules.

Under the Audit Committee Charter, the primary authority and responsibilities of the Audit Committee are to:

•       oversee the Company’s financial reporting processes;

•       provide oversight relating to the Company’s internal control over financial reporting and internal audit process and activities;

•       review and approve related party transactions;

•       prepare the report required by the Commission to be included in the Company’s annual proxy statement;

•       be directly responsible for the appointment, compensation, retention, termination and oversight of the work of the independent auditors and ensure compliance with independence requirements for auditors;

•       pre-approve of all audit and non-audit services; and

•       establish and oversee the Company’s whistleblower policy regarding submission of reports of questionable accounting practices, internal accounting controls or auditing matters and the investigation, disposition and retention of such reports.

Compensation Committee

The Compensation Committee held three meetings and took action three times by unanimous written consent in 2005. The members of the Compensation Committee are Messrs. David E. Hall, Chairman, Bane and Druten and Ms. Stedem. None of the members of the Compensation Committee are employees of the Company. See “Compensation Committee Interlocks and Insider Participation” and “Board and Compensation Committee Report on Executive Compensation.” The Compensation Committee has the power and authority of the Board to perform the following duties and to fulfill the following responsibilities:

•       Review and approve employee employment agreements providing for guaranteed compensation in excess of $500,000 per year;

•       review and approve annual bonus awards;

•       review and recommend to the Board any material employee compensation plan;

•       review and approve any proposed grants of awards under a material employee compensation plan and exercise such other power and authority as may be permitted or required under such plans;

•       produce an annual report on executive compensation for inclusion in the Company’s proxy statement;

•       review and approve any compensation to members of the Board; and

•       perform such other duties as may be delegated to it by the Board from time to time.

Nominating Committee

The Nominating Committee did not meet in 2005. The Nominating Committee does not have a charter. The members of the Nominating Committee are Messrs. Lund, Chairman, Bane and Gardner, and Mr. Lund is an independent director as defined in Rule 4200(a)(15) of the Nasdaq Listing Standards. The Nominating Committee’s functions are to consider candidates to serve as members of the Board of Directors and to nominate qualified persons for election at the annual meeting of stockholders.

Subject to the Second Amended and Restated Stockholders Agreement, dated August 20, 2001, the Nominating Committee identifies director candidates primarily by considering recommendations made by directors and management. The Nominating Committee may also retain third parties to identify and evaluate director candidates. When evaluating director candidates, the Nominating Committee considers a number of factors, such as the candidate’s background, skills, judgment, diversity and experience with companies of comparable business and size. The Nominating Committee also considers the candidate’s experience in relation to the experience of other Board members, the candidate’s independence or lack of independence, and the candidate’s qualifications for committee membership. The Nominating Committee does not assign any particular weight or priority to any of these factors and considers each director candidate in the context of the current needs of the Board as a whole.

The Nominating Committee will consider nominees recommended by stockholders who follow the procedures set forth in the Company’s bylaws. For more information, see “Submission of Stockholder Proposals” below. Director candidates recommended by stockholders are evaluated in the same manner as candidates recommended by a Board member, management or a third party. Therefore, the Board has not deemed it necessary to adopt a policy regarding consideration of candidates recommended by stockholders.

Controlled Company Exemption

HEIC holds Class A Common Stock and all of the Class B Common Stock, representing approximately 95.8% of the voting power of the Company. Therefore, the Board has determined that the Company is a “controlled company”, as that term is defined under Rule 4350(c)(5) of the Nasdaq Listing Standards. Consequently, the Company is exempt from independent director requirements of Rule 4350(c) of the Nasdaq Listing Standards, except for the requirements under subsection (2) thereof pertaining to executive sessions of independent directors, with which the Company has been complying.

Code of Business Conduct and Ethics

The Company has a Code of Business Conduct and Ethics that reflects long-standing positions of the Company and contains additional provisions. The Code applies to all employees, including executive officers, and to directors. A shareholder can request a free copy of the Code of Business Conduct and Ethics by writing to the General Counsel at 12700 Ventura Boulevard, Studio City, California 91604.

Communicating with the Board of Directors

Any shareholder who wishes to contact a member of the Board of Directors of the Company may do so by sending an email to “directors@hallmarkchannel.com”. Alternatively, a shareholder may contact directors by writing to the following address: Board of Directors, c/o Corporate Secretary, Crown Media Holdings, Inc., 12700 Ventura Boulevard, Studio City, California 91604. Communications received electronically or in writing will be distributed to the Chairman of the Board or the other members of the Board as appropriate depending on the facts and circumstances outlined in the communication received. For example, if any complaints regarding accounting, internal accounting controls and auditing matters are received, the Corporate Secretary will forward them to the Chairman of the Audit Committee for review.

As an alternative, any shareholder can contact a member of our Board of Directors through “Crown Media Ethics Compliance Hotline”. This hotline is administered by “The Network”, a company independent of the Company, and provides a means of anonymously reporting auditing, financial, ethical or other issues which the shareholder may feel need to be brought to the Board’s attention. Any reports received through The Network will be distributed to the Company’s Audit Committee. The hotline number is 1-800-536-6751.

While the Company has no policy on directors attending the annual meeting, members of the Board are encouraged to attend the annual meetings of the Company’s stockholders. Since the 2005 Annual Meeting of Stockholders was rescheduled from its original date, only four directors were able to attend.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of April 24, 2006, with respect to beneficial ownership of our Class A Common Stock and Class B Common Stock, by each of the Named Executive Officer (defined below), each director, each holder of more than 5% of either Class A or Class B Common Stock, and all current directors and executive officers as a group.

Except as indicated in the footnotes to this table, the persons named each have sole voting and investment power over the shares shown as owned by them. The percentage of beneficial ownership is based on 74,117,654 shares of our Class A Common Stock and 30,670,422 shares of our Class B Common Stock outstanding as of April 24, 2006.

Amount and Nature of Beneficial Ownership(1)

	Class A Common Stock	Percent of Class	Class B Common Stock	% of Class	% Total Voting Power
Name and Address of Beneficial Owner 5% Stockholders:
Hallmark Entertainment Investments Co.(2)(3)	58,078,995	78.3%	30,670,422	100%	95.8%
2501 McGee Street, Kansas City, MO 64108
Liberty Media Corporation(3)(4)	58,078,995	78.3%	30,670,422	100%	95.8%
9197 South Peoria Street, Englewood, CO 80112
National Interfaith Cable Coalition, Inc.(3)(13)	58,078,995	78.3%	30,670,422	100%	95.8%
74 Trinity Place, Suite 1550, New York, NY 10006
J.P. Morgan Partners (BHCA), L.P.(3)(5)(14)	58,078,995	78.3%	30,670,422	100%	95.8%
390 Madison Avenue, New York, NY 10017
Hughes Electronics Corporation(6)	5,360,202	7.3%	—	—	1.4%
200 North Sepulveda Boulevard, El Segundo, CA 90245
Directors and Named Executive Officers:
David J. Evans	84,700	*	—	—	*
William Abbott	0	*	—	—	*
Wilford V. Bane, Jr.(7)	14,190	*	—	—	*
Arnold L. Chavkin(3)(5)	58,078,995	78.3%	30,670,422	100%	95.8%
Glenn Curtis	0	*	—	—	*
Robert J. Druten	18,500	*	—	—	*
Paul A. FitzPatrick	0	*	—	—	*
Brian E. Gardner	0	*	—	—	*
Herbert A. Granath	0	*	—	—	*
David E. Hall	2,500	*	—	—	*
Donald J. Hall, Jr.(8)	58,081,495	78.3%	30,670,422	100%	95.8%
Irvine O. Hockaday, Jr.(9)	40,795	*	—	—	*
Anil Jagtiani	8,000	*	—	—	*
A. Drue Jennings	0	*	—	—	*
David Kenin(10)	201,500	*	—	—	*
Peter A. Lund(7)	14,190	*	—	—	*
John P. Mascotte(7)(11)	84,890	*	—	—	*
Deanne R. Stedem	1,000	*	—	—	*
All directors and executive officers as a group (22 persons)(5)(8)(12)	58,572,110	78.7%	30,670,422	100%	95.8%

*                    The percentage of shares or voting power beneficially owned does not exceed 1% of the class.

(1)          Pursuant to Rule 13d-3 under the Securities and Exchange Act of 1934, as amended, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, undertaking, relationship, or otherwise has or shares voting power and/or investment power or as to which such person has the right to acquire such voting and/or investment power within 60 days from April 24, 2006. Percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of shares outstanding as of such date and the number of unissued shares as to which the person has the right to acquire voting and/or investment power within 60 days. The number of shares shown includes outstanding shares of common stock owned as of April 24, 2006 by the person indicated and shares underlying options owned by such person on April 24, 2006 that were exercisable within 60 days of that date. Percentage of total voting power is based on votes of outstanding shares.

(2)          Based on a Schedule 13D/A filed on April 18, 2006, jointly by Hallmark Cards, HEIC and Hallmark Entertainment Holdings, who as of that date shared voting and dispositive power with respect to 30,670,422 shares of Class B Common Stock, which are convertible at the option of the holder into an equivalent number of shares of Class A Common Stock, and 53,215,080 shares of Class A Common Stock. Does not include, under the column headed “Class A Common Stock,” the number of shares of Class A Common Stock that HEIC would hold if it converted all of its shares of Class B Common Stock into shares of Class A Common Stock, which, if so converted, together with its shares of Class A Common Stock would equal approximately 80% of the total outstanding Class A Common Stock. HEIC is a majority owned subsidiary of Hallmark Entertainment Holdings and Hallmark Entertainment Holdings is a wholly-owned subsidiary of Hallmark Cards.

(3)          On March 11, 2003, Hallmark Entertainment Holdings, Liberty and J.P. Morgan Partners contributed 100% of their Company shares in return for HEIC shares representing the following percentage interest in HEIC: Hallmark Entertainment Holdings, 83.4%; Liberty, 11.2%; and J.P. Morgan Partners, 4.6%. In addition, VISN contributed 10% of its Company shares in return for HEIC shares representing an 0.8% interest in HEIC. Each of the HEIC stockholders entered into the stockholders agreement concerning HEIC and Crown shares. As a result, each of the above parties may be deemed to beneficially own Company shares held by HEIC described in note (2) above. The total number of shares shown as beneficially owned by HEIC includes 4,849,725 shares of Class A Common Stock beneficially owned by VISN and 14,190 shares beneficially owned by JP Morgan Partners outside of HEIC because the parties to the HEIC stockholders agreement may be deemed to be acting as a group. Beneficial ownership of these 4,863,915 shares of Class A Common Stock has been disclaimed by the other HEIC stockholders. Each of Hallmark Entertainment Holdings, Liberty and J.P. Morgan Partners has the right to nominate directors to the HEIC Board; and VISN is entitled to designate a non-voting observer to HEIC’s Board. In addition, Liberty and JP Morgan Partners each have the right to nominate directors to the Company’s Board. Under the HEIC stockholders agreement, Hallmark Entertainment Holdings directs the voting of the Company shares owned by HEIC. Pursuant to the HEIC stockholders agreement, HEIC may not sell, pledge, distribute or transfer its Company common stock without the consent of Liberty and J.P. Morgan Partners, except for mergers and other combinations approved in accordance with the Company stockholders agreement. This requirement terminates on the later of such date as each party (1) ceases to own beneficially at least 2.5% of the outstanding HEIC common stock and (2) ceases to own beneficially 75% of the HEIC stock owned by the party at March 11, 2003.

(4)          Based on a Schedule 13D/A filed on March 12, 2003 by Liberty.

(5)          Includes 14,190 shares of Class A Common Stock underlying options that are held by J.P. Morgan Partners, and which are vested or will vest within 60 days. Mr. Chavkin is: the Chief Investment Officer of J.P. Morgan Partners; one of the limited partners of JPMP Master Fund Manager, L.P.; the general partner of J.P. Morgan Partners; and the Chief Investment Officer of JPMP Capital Corp., which is the sole general partner of JPMP Master Fund Manager, L.P. Mr. Chavkin disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest therein.

(6)          Based on a Schedule 13G/A filed on February 13, 2004 by Hughes Electronics Corporation.

(7)          Consists of 14,190 shares of Class A Common Stock underlying options that are vested or will vest within 60 days.

(8)          Donald J. Hall, Jr., may also be deemed to be a beneficial owner of the shares beneficially owned by HEIC because Mr. Hall is a co-trustee of a voting trust which controls all of the voting securities of Hallmark Cards and he is Vice Chairman of the board of directors, Chief Executive Officer and President of Hallmark Cards. See note (2). Mr. Hall disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(9)          Includes 4,098 shares of Class A Common Stock underlying options that are vested or will vest within 60 days.

(10)   Includes 200,000 shares of Class A Common Stock underlying options that are vested or will vest within 60 days.

(11)   In addition, John P. Mascotte, may be deemed to be a beneficial owner of the shares beneficially owned by HEIC because Mr. Mascotte is a co-trustee of a voting trust which controls all of the voting securities of Hallmark Cards and a director of Hallmark Cards. See note (2). Mr. Mascotte disclaims beneficial ownership of such shares.

(12)   Includes 260,858 shares of Class A Common Stock underlying options that are vested or will vest within 60 days.

(13)   The National Interfaith Cable Coalition, Inc. is a not-for-profit coalition of faith groups. NICC is governed by a board of sixteen trustees appointed by the major faith groups who are members of NICC.

(14)   J.P. Morgan Partners (BHCA), L.P. is engaged in the venture capital and leveraged buyout business. The general partner of J.P. Morgan Partners (BHCA), L.P. is JPMP Master Fund Manager, L.P., and the general partner of JPMP Master Fund is JPMP Capital Corp. JPMP Capital Corp. is a wholly-owned subsidiary of J.P. Morgan Chase & Co. which is a publicly-held company engaged in the commercial banking business.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Summary Compensation Table

The following table summarizes the compensation paid by us, and any of our subsidiaries, for services performed for us, to our Chief Executive Officer and our four other most highly compensated executive officers (based on salaries and bonuses) serving at the end of 2005 (each, a “Named Executive Officer, collectively, the “Named Executive Officers”).

		Annual Compensation					Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)		Restricted Stock Awards ($)(2)		Securities Underlying Options/ SAR (#)(3)	All Other Compensation ($)(4)	Payout of Restricted Stock ($)
David J. Evans(5)	2005	1,312,500	377,568	(6)	1,020,050	(7)	0	42,529	4,297,154	(8)
President and	2004	1,265,625	845,741		1,040,750	(9)	0	30,595	4,094,485	(10)
Chief Executive Officer	2003	1,117,500	952,625		4,506,833	(11)	0	31,283	0
David Kenin	2005	714,142	178,750		709,600	(12)	0	18,578	172,573	(13)
Executive Vice President,	2004	523,077	150,000		724,000	(14)	0	17,300	0
Programming	2003	430,833	200,000		0		0	17,646	0
Chris R. Moseley(15)	2005	707,660	150,000		532,200	(16)	0	18,553	394,453	(13)
Executive Vice President,	2004	674,089	150,000		543,000	(17)	0	11,400	260,723	(18)
Chief Marketing Officer	2003	614,539	180,000		465,260	(19)	0	16,141	0
Paul A. FitzPatrick	2005	626,648	147,557		532,200	(16)	0	1,781	419,107	(13)
Executive Vice President	2004	596,808	150,000		543,000	(17)	0	0	284,927	(18)
and Chief Operating Officer	2003	549,116	165,000		508,540	(20)	0	774	0
William J. Abbott	2005	495,461	248,139		582,420	(21)	0	18,781	254,114	(13)
Executive Vice President,	2004	464,242	130,000		543,000	(17)	0	0	122,661	(18)
Advertising Sales	2003	396,705	140,000		218,887	(22)	0	11,180	0

(1)          Represents performance bonus under the terms of employment agreements with the Company. See “Executive Employment Arrangements”.

(2)          On April 30, 2003, the Company filed with the Commission a Tender Offer Statement on Schedule TO, which was amended, and made an offer to its eligible employees, including the Named Executive Officers, to exchange all eligible options granted under the Amended and Restated Crown Media Holdings 2000 Long Term Incentive Plan (the “Plan”) for restricted stock units (“RSUs”) to be granted by the Company under the Plan. On May 29, 2003, the Company accepted for exchange stock options to purchase 5,126,732 shares of our Class A Common Stock, representing 94.8% of the options that were eligible to be tendered in the offer, and, in exchange, granted RSUs representing an aggregate of 2,050,693 shares of its Class A Common Stock. The RSUs granted in 2003 have vested or will vest in equal one-third installments on each of the first, second and third anniversaries of the date of grant. The RSUs granted in 2004 have vested or will vest as follows: 70% of the RSUs vest in equal one-third installments on each of the first, second and third anniversaries of the date of grant and 30% of the RSUs will vest in its entirety on the third anniversary of the date of grant only if the fair market value of Company’s stock has reached a certain price. The RSUs granted in 2005 will vest as follows: 50% of the RSUs will vest in equal one-third installments on each of the first, second and third anniversaries of the date of grant and 50% of the RSUs will vest in its entirety on the third anniversary of the date of grant only if the fair market value of Company’s stock has reached a certain price. All RSUs are subject to forfeiture until certain restrictions, including continued employment, have lapsed. Each RSU represents the right to receive one share of the Company’s Class A Common Stock or, in the Company’s discretion, the cash equivalent to the value of one share of the Company’s Class A Common Stock on the vesting date, if certain conditions are met. If any dividend is paid with respect to a share of Class A Common Stock while the RSUs are held, the Company shall pay to each holder at its discretion an amount in cash, Class A Common Stock or other property, in each case having a value equal to the dividend. Such amounts shall vest and be paid at the same time as the underlying RSUs are settled.

As of April 24, 2006, the number and value (based on the closing market price of the Company’s Class A Common Stock on April 24, 2006 (i.e., $4.72)) of the aggregated RSUs of each of the Named Executive Officers are as follows: 115,000 RSUs ($542,800) held by Mr. Evans; 141,333 RSUs ($667,092) held by Mr. Kenin; 137,333 RSUs ($648,212) held by Mr. FitzPatrick; and 125,487 RSUs ($592,299) held by Mr. Abbott.

(3)          On May 29, 2003, each Named Executive Officer, except for Mr. Kenin, exchanged stock options granted in 2001 and 2002 and in any prior years for RSUs. Consequently, none of the Named Executive Officers, except for Mr. Kenin, hold any stock options.  See Note 2.

(4)          Represents car allowance, insurance premium payments and/or 401(k) matching contributions.

(5)          On May 10, 2006, Mr. Evans announced his resignation effective June 16, 2006.

(6)          Pursuant to his Employment Agreement, Mr. Evans’s performance bonus amount is $1,312,500 for the period September 18, 2005 through September 17, 2006. This amount represents his pro rata bonus amount the period September 18, 2005 through December 31, 2005.

(7)          Mr. Evans was issued 115,000 RSUs in 2005. The value of RSUs was determined by multiplying the closing market price of Crown Media Holdings’ Class A Common Stock on the date of grant (i.e., $8.87) by the number of RSUs issued.

(8)          In January 2006, the Company paid for in cash the second installment of vested RSUs (granted in 2003 and 2004) and this amount represents such cash payment.

(9)          Mr. Evans was issued 115,000 RSUs in 2004. The value of RSUs was determined by multiplying the closing market price of Crown Media Holdings’ Class A Common Stock on the date of grant (i.e., $9.05) by the number of RSUs issued.

(10)   In January 2005, the Company paid for the first installment of vested RSUs (granted in 2003 and 2004) in cash and this amount represents such cash payment.

(11)   Mr. Evans was issued 833,056 RSUs. The value of RSUs was determined by multiplying the closing market price of Crown Media Holdings’ Class A Common Stock on the date of grant (i.e., $5.41) by the number of RSUs issued.

(12)   Represents 80,000 RSUs issued in 2005. The value of RSUs was determined by multiplying the closing market price of Crown Media Holdings’ Class A Common Stock on the date of grant (i.e., $8.87) by the number of RSUs issued.

(13)   In June 2005, the Company paid for in cash the second installment of vested RSUs granted in 2003, if applicable, and the first installment of vested RSUs granted in 2004. This amount represents such cash payment.

(14)   Represents 80,000 RSUs issued in 2004. The value of RSUs was determined by multiplying the closing market price of Crown Media Holdings’ Class A Common Stock on the date of grant (i.e., $9.05) by the number of RSUs issued.

(15)   Ms. Moseley’s employment with the Company terminated upon her resignation effective April 2006.

(16)   Represents 60,000 RSUs issued in 2005. The value of RSUs was determined by multiplying the closing market price of Crown Media Holdings’ Class A Common Stock on the date of grant (i.e., $8.87) by the number of RSUs issued.

(17)   Represents 60,000 RSUs issued in 2004. The value of RSUs was determined by multiplying the closing market price of Crown Media Holdings’ Class A Common Stock on the date of grant (i.e., $9.05) by the number of RSUs issued.

(18)   On June 4, 2004, the Company paid for the first installment of vested RSUs (granted in 2003) in cash and this amount represents such cash payment.

(19)   Ms. Moseley was issued 86,000 RSUs in 2003. The value of RSUs was determined by multiplying the closing market price of Crown Media Holdings’ Class A Common Stock on the date of grant (i.e., $5.41) by the number of RSUs issued.

(20)   Mr. FitzPatrick was issued 94,000 RSUs in 2003. The value of RSUs was determined by multiplying the closing market price of Crown Media Holdings’ Class A Common Stock on the date of grant (i.e., $5.41) by the number of RSUs issued.

(21)   Mr. Abbott was issued 66,000 RSUs in 2005. The value of RSUs was determined by multiplying the closing market price of Crown Media Holdings’ Class A Common Stock on the date of grant (i.e., $8.87) by the number of RSUs issued.

(22)   Mr. Abbott was issued 40,460 RSUs in 2003. The value of RSUs was determined by multiplying the closing market price of Crown Media Holdings’ Class A Common Stock on the date of grant (i.e., $5.41) by the number of RSUs issued.

Stock Options Awarded By Crown Media Holdings During 2005

The Company did not award any stock options to the Named Executive Officers in 2005.

Option Exercises and Option Values in 2005

Mr. Kenin is the only Named Executive Officer who owns any stock options. Mr. Kenin did not exercise any stock options in 2005. The following table summarizes information with respect to the value of Mr. Kenin’s unexercised stock options at December 31, 2005:

Fiscal Year End Option Values

	Number of Securities		In-the-Money
	Underlying Unexercised		Value of Unexercised
	Options at Year End		Options at Year End(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
David Kenin	200,000	0	$(2)	N/A

(1)          The in-the-money value of unexercised options is equal to the excess of the per share market price of the Company’s stock at December 30, 2005 of $9.17 per share over the per share exercise price multiplied by the number of unexercised options.

(2)          No options are in-the-money as of December 30, 2005 since the per share market price of the Company’s stock at such date does not exceed the exercise price of the unexercised stock options of $11.29.

Director Compensation

We do not compensate directors who are employees of the Company or Hallmark Cards or its subsidiaries for services as members of our Board or any of its committees. Effective fiscal year 2004, directors who are not employees of the Company or Hallmark Cards and its subsidiaries are compensated as follows: (i) an annual retainer of $28,000 and $1,000 per meeting for each extraordinary meeting or meeting in excess of the number of regularly scheduled meetings; (ii) restricted stock units valued at $40,000 are granted annually; (iii) the chairman of the Audit Committee is paid $5,000 annually; and (iv) chairmen of each other committee is paid $3,000 annually.

In 2005, Messrs. Granath and Lund were compensated as follows for serving on the Special Committee of the Board, which was formed to advise the Board with respect to the possible sale of the Company or other strategic alternatives: (i) a one-time fee of $25,000; (ii) $1,000 per meeting; and (iii) $500 for each day (other than a day upon which a meeting of the Special Committee is held) on which a Committee member devoted a significant part of his day to the affairs of the Special Committee.

All directors receive reimbursement of expenses incurred in connection with participation in Board meetings.

Executive Employment Arrangements

Employment Agreement with David J. Evans

On September 18, 2001, the Company entered into an employment agreement with Mr. Evans that provided for his employment as its President and Chief Executive Officer. The agreement was amended twice, on May 28, 2004 and in August, 2005. The term of this agreement was originally three years, but was extended through September 17, 2006. The agreement provided for an annual base salary of $1,000,000, $1,100,000, $1,250,000, $1,312,500 and $1,312,500, respectively, during each twelve-month period of the term of the agreement, commencing September 18, 2001. Additionally, Mr. Evans was entitled to receive a performance bonus. For the first four years of the term, the bonus was based on the level at which the Company achieved its revenue and EBITDA plan as adopted by the Board. In the final year of the agreement, the bonus would have been $1,312,500. If there is a change of control of the Company during the term of the agreement and Mr. Evans has not been terminated for cause, Mr. Evans would have also received a transaction bonus of $5 million.

The employment agreement provided that if Mr. Evans’ employment was terminated other than for cause, disability, or a change of control, then he was entitled to the amount of the base salary due through the end of the term of the agreement as if there had been no termination and, except for any annual bonus that is due to Mr. Evans under the agreement, we would have no further obligations under the agreement. Mr. Evans could also terminate the agreement on 30 days notice and, if he exercised this termination right, would be entitled to a pro rata portion of his salary and bonus, calculated to the effective date of termination. In the event of a change in control, Mr. Evans would receive a pro rata portion of his salary and bonus, calculated through the effective date of the change in control.

Under the employment agreement, Mr. Evans could not compete with the Company during the term of his employment. Additionally, for the one-year period following his termination of employment for any reason, Mr. Evans may not employ any person who is working for the Company as an officer, policymaker or in a high-level creative, development or distribution position at the date of termination of Mr. Evan’s employment.

On May 10, 2006, Mr. Evans announced that he will leave the Company effective June 16, 2006 (the “Separation Date”). The Company and Mr. Evans executed a separation agreement which includes the following provisions:

•       The continued payment of the regular installments of Mr. Evans’ salary and bonus through the Separation Date, and the continuation of benefits through the Separation Date.

•       The payment of a lump sum amount of Six Hundred Twenty-Six Thousand Two Hundred Fifty Dollars ($626,250.00) within fifteen (15) days after the Separation Date, representing the salary which would have been payable to Mr. Evans’ through the expiration of his Employment Agreement on September 17, 2006 and for three months thereafter.

•       The Restricted Stock Units granted to Mr. Evans pursuant to his 2005 Restricted Stock Units Agreement will vest and be settled in accordance with the terms thereof. Such RSUs vested in May 2006.

•       The transaction bonus provision set forth in Amendment No. 2 of Mr. Evans’ Employment Agreement will be effective if there is a “Change in Control” (as defined in Amendment No. 2 of the Employment Agreement) within ninety (90) days after the Separation Date.

Employment Agreement with David Kenin

On December 20, 2001, Crown Media United States, LLC entered into an employment agreement with David Kenin that provides for his employment as Executive Vice President—Programming.  The agreement has been amended twice, on October 12, 2003 and December 6, 2004. The term of this agreement was originally three years, commencing on January 2, 2002, but was extended through January 2, 2008. The initial agreement provides for an annual base salary of $370,000, $425,000 and $475,650, respectively, during each successive year during the term of the agreement. Under the amendment dated October 12, 2003, Mr. Kenin’s salary increased to an annual rate of $475,000 for the period October 12, 2003 through January 2, 2004 and to $525,000 for the third year of the term (January 3, 2004 through January 2, 2005). The amendment dated December 6, 2004 provides for an increase of Mr. Kenin’s salary as follows: $715,000 during the fourth year of the term (January 3, 2005 through January 2, 2006); $750,000 during the fifth year of the term (January 3, 2006 through January 2, 2007); and $790,000 during the sixth year of the term (January 3, 2007 through January 2, 2008). Following the end of each calendar year during the term, Mr. Kenin may be paid a bonus based on his performance during such calendar year if the Company so determines in its sole discretion. Mr. Kenin was also granted an option to purchase 200,000 shares of the Company’s Class A Common Stock.

The employment agreement provides that if Mr. Kenin’s employment is terminated other than for cause, death or disability, then he will be entitled to the remaining salary payable for the balance of the term of the agreement.

Mr. Kenin’s employment agreement contains identical non-compete and non-solicitation provisions to those contained in Mr. Evans’ employment agreement and which are described above.

Employment Agreement with Chris R. Moseley

On June 20, 2003, Crown Media Holdings entered into an employment agreement with Chris R. Moseley that provides for her employment as Executive Vice President—Worldwide Marketing. This agreement replaced the employment agreement dated July 5, 2000 between Ms. Moseley and Crown Media Holdings. The term of this agreement was three years, commencing on July 16, 2003. The agreement provided for an annual base salary of $660,000, $693,000 and $727,650, respectively, during each successive year during the term of the agreement. Ms. Moseley was entitled to receive at the end of each calendar year during the agreement a performance bonus of no less than 15% and no more than 50% of her then annual salary.

The employment agreement provided that if Ms. Moseley’s employment was terminated other than for cause, death or disability, then she would be entitled, in a lump sum, to the remaining salary payable for the balance of the term of the agreement, discounted at prime rates to present value at the time of payment. In addition, Ms. Moseley was under no obligation to mitigate against any such amounts paid.

Ms. Moseley’s employment agreement contained identical non-compete and non-solicitation provisions to those contained in Mr. Evans’ employment agreement and which are described above.

This agreement was amended on May 24, 2004. The amendment changed Ms. Moseley’s title to “Executive Vice President—Chief Marketing Officer” and her job description as a result of such change.

In April 2006, Ms. Moseley left the Company. On April 12, 2006, the Company and Ms. Moseley executed a severance agreement agreeing to the following: (i) a payment of salary for the remainder of the term of her employment agreement and one year’s salary, which amount to $923,556; (ii) a payment of $152,052, which amount represents a payment of a pro rata 2006 bonus, unused vacation time and the remaining car allowance provided for in her employment agreement; (iii) a payment or reimbursement of COBRA coverage through July 15, 2007; (iv) a relocation cost of $35,000 if Ms. Moseley relocates from the Los Angeles area prior to October 2006; and (v) settlement in June 2006 of restricted stock units which will vest in May 2006. The non-solicitation provisions of the employment agreement also remain in effect.

Employment Agreement with Paul A. FitzPatrick

On September 15, 2003, Crown Media Holdings entered into an employment agreement with Paul A. FitzPatrick that provides for his employment as Executive Vice President and Chief Operating Officer. This agreement replaced the employment agreement dated September 19, 2000 between Mr. FitzPatrick and Crown Media United States, LLC, a wholly-owned subsidiary of Crown Media Holdings. The term of his employment agreement is three years, commencing on September 25, 2003. The agreement provides for an annual base salary of $590,000 for the first year of the term, increasing by 5% or the Consumer Price Index, whichever is greater, during each subsequent year of the term of the agreement. Mr. FitzPatrick is also entitled to receive a bonus at the end of each calendar year of the term of the agreement of up to 20% of his then salary rate, 30% of which bonus is discretionary and 70% of which is subject to Crown Media Holdings reaching certain levels of revenue and EBITDA. Additional bonus amounts may awarded in the discretion of the Company.

The employment agreement provides that if Mr. FitzPatrick’s employment is terminated other than for cause, death or disability, then he will be entitled to the remaining salary amounts payable under the agreement for the balance of the term of the agreement.

Mr. FitzPatrick’s employment agreement contains identical non-compete and non-solicitation provisions to those contained in Mr. Evans’ employment agreement and which are described above.

Employment Agreement with William Abbott

On June 23, 2003, Crown Media Holdings, Inc. entered into an employment agreement with William Abbott that provides for his employment as Executive Vice President, National Advertising Sales.  The term of this agreement commenced on July 1, 2003 and ends on February 7, 2007, but may be extended by mutual consent. The agreement provides for Mr. Abbott’s salary as follows: $405,075 per year during the period July 2, 2003 through February 7, 2004 (prorated), $475,000 per year during the period February 8, 2004 through February 7, 2005, $498,750 per year during the period February 8, 2005 through February 7, 2006, and $523,688 per year during the period February 8, 2006 through February 7, 2007. Mr. Abbott is also entitled to receive a bonus for fiscal 2003 of at least $75,000 and up to $150,000 for achieving 100% of the annual target for sales achievement for the 2003 fiscal year based on the Company’s Sales Incentive Plan. For each subsequent fiscal year, Mr. Abbott is paid a minimum bonus equal to 25% and a maximum of 50% of his then-current salary. One-half of the bonus in excess of the 25% minimum will be paid for achieving 100% of the Company’s Sales Incentive Plan. The other one-half of the bonus in excess of the 25% minimum is paid for achieving other sales objectives as determined by the Company in its sole discretion. Additional bonuses may be payable to Mr. Abbott, in the sole discretion of the Company, for over-achievement of these goals.

The employment agreement provides that if Mr. Abbott’s employment is terminated other than for cause, death or disability, then he will be entitled to the remaining salary payable for the balance of the term of the agreement.

Mr. Abbott’s employment agreement contains identical non-compete and non-solicitation provisions to those contained in Mr. Evans’ employment agreement and which are described above.

Compensation Committee Interlocks And Insider Participation

During 2005, none of our executive officers served on the board or compensation committee of another company which had one of its executive officers serve as one of our directors or a member of our Compensation Committee. Of our executive officers, Messrs. Evans and Kenin serve as members of a compensation committee or other board committee performing similar functions of any other entity. Mr. Evans serves on the compensation committee of British Sky Broadcasting PLC and Mr. Kenin serves on the compensation committee of World Wrestling Entertainment. Mr. Chavkin, a member of our Compensation Committee, is the Chief Investment Officer of JP Morgan Partners, LLC which is a 100% owned subsidiary of JP Morgan Chase & Co. JP Morgan Chase Bank, another wholly-owned subsidiary of JP Morgan Chase & Co., is a lead bank for the bank credit facility of Crown Media Holdings and serves in certain other roles as described in “Certain Relationships and Related Transactions” below.

Board and Compensation Committee Report on Executive Compensation

Generally

The Company’s compensation packages are designed to enable it to recruit, retain and motivate a talented and diverse group of executives. These compensation packages are comprised of base salary, annual cash bonus awards and awards granted under our Amended and Restated 2000 Long Term Incentive Plan.

Executive Compensation Philosophy

The Company’s executive compensation programs are designed to provide executives with strong performance incentives. Key elements of the incentive compensation programs are the annual individual performance-based incentive bonus, which is awarded in recognition of individual and Company performance each year, and awards granted under our Amended and Restated 2000 Long Term Incentive Plan.

Salary Determinations.   Salary ranges for the Chief Executive Officer and other executives are based on an individual’s experience and prior performance, as well as the Company’s operating performance and the attainment of planned financial and strategic initiatives. In addition, the Committee reviews compensation levels of similarly situated executives at comparable public companies when determining the target range of salary payable to certain executive officers. Annual salaries for Messrs. Evans, Kenin, FitzPatrick and Abbott are subject to the provisions of their respective employment agreements described under the heading “—Executive Employment Arrangements” and the annual salary of Ms. Moseley was also subject to her employment agreement. In determining their salaries and salaries for other executive officers and senior management, the Compensation Committee subjectively evaluated the experience, performance and attainment of initiatives, and no particular weight was given to any particular factor.

Bonus Determinations.   The Company pays annual incentive bonuses in February or March of the year following the performance year. In addition, the Compensation Committee may, in its sole discretion, approve signing and discretionary bonuses for executive officers. Our executive officers may also be entitled to performance bonuses which are generally tied to the attainment of the Company, or its subsidiaries if relevant, of certain financial targets. Annual bonus payments for fiscal 2005 paid to Messrs. Evans, Kenin, FitzPatrick and Abbott and Ms. Moseley were subject to the provisions of their respective employment agreements.

Awards Granted Under Long Term Incentive Plan.   Under our Amended and Restated 2000 Long Term Incentive Plan, the Board and the Compensation Committee have the discretion to award our Chief Executive Officer, other executives, senior management and our employees stock options or restricted stock units. These awards, which are intended as incentives for future performance, combine with the executive’s salary and performance bonus to form a total compensation package. In determining the awards to executives, the Compensation Committee analyzes awards made to similarly situated executives at comparable public companies and subjectively assesses each executive’s performance during the year.

Other Benefits.   All Company executives are also entitled, subject to meeting certain eligibility requirements, to participate in the Company’s benefit programs, including the Company’s 401(k) plan and its medical, dental and other benefits plans.

Chief Executive Officer Compensation

The provisions of our Chief Executive Officer’s employment agreement, which has been approved by the Board, determined the salary payable to him during fiscal year 2005. In approving the compensation levels contained in Mr. Evan’s employment agreement, the Board reviewed the Company’s achievements prior to that date under the leadership of Mr. Evans and the expected value to the Company that his continued leadership would bring. The Board then set his base salary during the term of his employment agreement in amounts that reflected the achievements and quality of the Company under his leadership.

In the final year of the agreement (i.e., from September 18, 2005 to September 17, 2006), Mr. Evans was entitled to a performance bonus of $1,312,500. In 2005, Mr. Evans was paid a pro rata portion of his bonus for the period September 18, 2005 through December 31, 2005 of $377,568.

Tax Deductibility of Executive Compensation

Under Section 162(m) of the Internal Revenue Code, the Company may not be able to deduct certain forms of compensation in excess of $1,000,000 paid to any of the Named Executive Officers that are employed by the Company at year-end. The Committee believes that it is generally in the Company’s best interests to satisfy the requirements for deductibility under Section 162(m). Accordingly, the Committee has taken appropriate actions, to the extent it believes feasible, to preserve the deductibility of annual incentive and long-term performance awards. However, notwithstanding this general policy, the Committee also believes that there may be circumstances in which the Company’s interests are best served by maintaining flexibility in the way compensation is provided, whether or not compensation is fully deductible under Section 162(m).

This report is submitted by the members of the Compensation Committee and the members of the Board for the fiscal year 2005.

The Compensation Committee:
David E. Hall, Chairman
Wilford V. Bane, Jr.
Robert J. Druten
Deanne R. Stedem

Performance Graph

The following graph compares total stockholder return on our Class A Common Stock since May 9, 2000, the date of our IPO, through December 31, 2005, to the Nasdaq Composite Index and a Peer Group Index consisting of EW Scripps Co., Paxson Communications Corp. and Walt Disney Co. The graph assumes that $100 was invested in our stock at the initial offering price of $14 and that the same amount was invested in the Nasdaq Composite Index and the Peer Group Index. Historical results are not necessarily indicative of future performance.

The closing sale price for our stock on May 9, 2000 was $14.00. Our closing stock price on December 30, 2005, the last trading day of our 2005 fiscal year, was $9.17.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on a review of reports filed by our directors, executive officers and beneficial holders of 10% or more of our shares, and upon representations from those persons, two Securities and Exchange Commission stock ownership reports required to be filed by those reporting persons during 2005 were not made timely. Arnold Chavkin failed to file a timely Form 4 to report one transaction and JP Morgan Partners BHCA LP failed to file a timely Form 4 to report one transaction.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following summary descriptions of agreements to which we are a party are qualified in their entirety by reference to the agreement to which each summary description relates, each of which we have filed with the SEC.

Crown Media United States has agreements with RHI Entertainment Distribution (successor of Hallmark Entertainment Distribution), which are described below, for services in connection with the operation of the Crown film library and the licensing of programming produced or distributed by RHI Entertainment Distribution. Since 1995, Hallmark Entertainment Distribution had been a subsidiary of Hallmark Entertainment, LLC, which in turn was a wholly owned subsidiary of Hallmark Cards Incorporated. On January 12, 2006, Hallmark Cards, Inc. sold the equity interests in Hallmark Entertainment, LLC, and, thus indirectly, Hallmark Entertainment Distribution to the management of RHI Entertainment, together with affiliates of Kelso & Company. The name of Hallmark Entertainment, LLC was changed to RHI Entertainment, LLC. Crown Media United States’ agreements with Hallmark Entertainment Distribution/RHI Entertainment Distribution are unaffected by the change in name and ownership, except that the agreements are now with a non-affiliate party.

Agreements Concerning the Film Assets

In connection with the acquisition of the film assets in 2001, we entered into the following agreements:

Services Agreement with Hallmark Entertainment, now RHI Entertainment

•       RHI Entertainment provides services related to the administration, distribution and other exploitation of the film assets.

•       We paid RHI Entertainment approximately $473,000 for these services from January 1, 2005 through April 25, 2005, when they were providing the services for both our domestic and international film library operations. Following the sale of our international businesses on April 25, 2005, we paid RHI Entertainment a fee of $500,000 for the remainder of 2005, during which time they provided services only for our domestic library sales. In 2006, we will be obligated to pay RHI Entertainment $750,000 for these services.

•       RHI Entertainment will use commercially reasonable efforts to maximize the licensing revenue from the film assets consistent with its past efforts for comparable products among the film library assets.

•       We have sole discretion to determine which of the purchased films will be licensed by RHI Entertainment to third parties, as well as the distribution territories, time periods and other licensing terms.

This services agreement with RHI Entertainment will expire on December 31, 2006, but may be terminated by either party at any time before the expiration date on 60 days notice.

Registration Rights Agreement

We agreed to grant Hallmark Entertainment Distribution four demand registration rights and unlimited piggyback registration rights with respect to the shares of Class A common stock that were issued with the purchase of the film assets. These registration rights were later assigned to and are currently held by HEIC.

Hallmark Entertainment Distribution/RHI Entertainment Distribution Programming Agreement

Crown Media United States previously licensed programming from RHI Entertainment Distribution for distribution under an Amended and Restated Program License Agreement dated as of January 1, 2001. This agreement was amended, effective January 1, 2005, by a Second Amended and Restated Program License Agreement (“Second Restated Agreement”). This Second Restated Agreement expires on December 31, 2008.

Under the Second Restated Agreement, RHI Entertainment Distribution is required to produce and deliver to Crown Media United States, and Crown Media United States is required to order and license from RHI Entertainment Distribution, 13 original movies and 3 original mini-series in 2005, 31 original movies and 6 original mini-series in 2006 and 18 original movies and 3 original mini-series in 2007. Crown Media United States may, however, completely cancel the 2007 commitment to order 18 original movies and 3 original mini-series or it may reduce the number of original movies it is required to license in each of 2006 and 2007 by up to six movies per year. Crown Media United States has exercised this option to reduce the original movies produced in 2006 to 12 movies. Crown Media United States has exclusive rights to these original movies and mini-series during a three year exhibition window (the window is five years for certain holiday-themed movies and movies produced in 2005). Crown Media United States may exhibit the original movies and mini-series in any television media in the United States, its territories and possessions (together with  Puerto Rico), including pay per view and high definition television. Crown Media United States may also sublicense its exhibition rights in any television media regarding the original and other movies and mini-series covered by the agreement to third parties, subject to the reasonable consent of RHI Entertainment Distribution. The license fee payable for the original movies produced in 2005 is $1,600,000 per movie; in 2006 is $1,680,000 per movie and in 2007 is $1,764,000 per movie. If the movies are produced for the Hallmark Channel’s “Mystery Movie” series, the license fees are increased by $200,000 and if they are holiday-themed movies, the license fees are increased by $100,000. The license fees for mini-series produced in 2005 are $800,000 per hour; in 2006 are $840,000 per hour; and in 2007 are $882,000 per hour.  If the total compensation Crown Media United States receives from a sublicense exceeds the license fee which it is obligated to pay to RHI Entertainment Distribution, the excess will be divided equally between Crown Media United States and RHI Entertainment Distribution. Crown Media United States must also share any revenues from video on demand or pay per view exploitation with RHI Entertainment Distribution.

In addition to the original movies and mini-Series, Crown Media United States has agreed to license from RHI Entertainment Distribution 22 “off-network” movies and mini-series in 2005 and a maximum of 15 such movies and mini-series in 2006 through 2008. These programs generally will not have been seen on cable television in the United States prior to their exhibition on the Hallmark Channel. The license fees payable for the off-network movies are $268,029 per movie in 2005; $281,420 per movie in 2006; $295,491 per movie in 2007 and $310,266 per movie in 2008. The license fees payable for the off-network mini-series are $335,024 per hour in 2005; $351,775 per hour in 2006; $369,364 per hour in 2007 and $387,832 per hour in 2008. Crown Media United States’ initial exhibition period for these off-network movies and mini-series is three years and Crown Media United States’ exhibition rights are exclusive in all television media in the United States, including Puerto Rico. Crown Media United States’ exhibition rights to these off-network movies and mini-series do not, however, include pay per view or video on demand. RHI Entertainment Distribution has an option to require Crown Media United States to license these off-network movies and mini-series for an additional, consecutive three year period at a cost of 50% of the initial license fee.

Crown Media United States has also agreed to license up to 143 older movies and mini-series from the RHI Entertainment Distribution Library for a three year exclusive exhibition window, at an approximate total cost of $57.5 million. Most of these movies and mini-series have previously been exhibited on the Hallmark Channel and Hallmark Movie Channel.

During the years ended December 31, 2004 and 2005, Crown Media United States paid RHI Entertainment Distribution $5.0 million and $93.4 million, respectively under the First and Second Amended and Restated Program License Agreements. As of December 31, 2004 and 2005, Crown Media United States had $116.6 million and $22.7 in accrued and unpaid program license fees under the program agreement, respectively. In addition, at December 31, 2005, Crown Media United States also prepaid certain program license fees to RHI Entertainment Distribution in the amount of $26.6 million.

VISN Preferred Interest

VISN, a subsidiary of the National Interfaith Cable Coalition, Inc., owns a $25.0 million preferred interest in Crown Media United States. Under the Crown Media United States Amended and Restated Company Agreement, originally dated November 13, 1998, the members agreed that if during any year ending after January 1, 2005 and prior to December 31, 2009, Crown Media United States has net profits in excess of $10.0 million, and the preferred interest has not been redeemed, Crown Media United States will redeem the preferred interest in an amount equal to the lesser of:

•       such excess;

•       $5.0 million; or

•       the amount equal to the preferred liquidation preference on the date of redemption.

The members also agreed that Crown Media United States will redeem the preferred interest at the preferred interest liquidation preference on the date of redemption of December 31, 2010.

Crown Media United States Programming Agreement with NICC

Effective February 22, 2001, Crown Media United States entered into an agreement with NICC which amended certain programming production, funding and broadcast obligations which had been established under the 1998 Amended and Restated Company Agreement.

In May 2005, Crown Media Holdings received a letter from NICC threatening litigation. The letter claimed that, among other things, Crown Media United States and RHI Entertainment had not honored their commitments relating to the production and financing of NICC programming under the 2001 agreement and had thereby breached the agreement. NICC alleged that, as a result of this breach, it had suffered damages in excess of $100.0 million.

Effective December 1, 2005, Crown Media Holdings and NICC entered into a new programming agreement and agreed to settle this dispute. Under the terms of the 2005 agreement, Crown Media Holdings, on behalf of Crown Media United States, has agreed to continue to fund and broadcast (or has the right to broadcast) on the Hallmark Channel through the end of 2007 the following programming produced by NICC:

•       A Sunday Morning one-hour series entitled “New Morning with Naomi Judd” at a cost of $3.5 million in 2005, $4.6 million in 2006 and $5.6 million in 2007. The 2006 and 2007 amounts are payable quarterly in those years.

•       A weekday one-hour daily series entitled “New Morning” at a cost of $1.9 million in 2005, $4.2 million in 2006 and $5.1 million in 2007. The 2005 amount includes a deferred amount of $535,000 to be paid as indicated below for deferred payments. The 2006 and 2007 amounts are payable quarterly in those years.

•       A Sunday morning programming block, broadcast from 6 a.m. to 12 noon, at a cost of approximately $485,000 in 2005, $5.8 million in 2006 and $5.8 million, increased by a percentage equal to the increase in the Consumer Price Index, in 2007. These amounts include deferred payments of $125,000 for 2005 and $1.5 million for each of 2006 and 2007. The 2006 and 2007 amounts not deferred are payable quarterly in those years.

In addition, Crown Media Holdings has agreed to finish funding four specials, the production of which had been commenced under the 2001 agreement, at a total additional cost of $1.4 million in 2005 and 2006, and to fund an additional two non-dramatic specials, to be produced in 2006 and 2007, at a total cost of $1.3 million. Amounts for the additional two specials are payable one quarter in January, 2006 (provided production has commenced), one quarter in June, 2006 and one half in June, 2007 or upon a change in control (that is, a sale or merger where the aggregate ownership of the Hallmark Channel by the current owners becomes less than 50%). The Hallmark Channel is not obligated to broadcast the latter two specials. Crown Media Holdings will also provide $2.0 million in each of 2005, 2006 and 2007 to fund the development by NICC of “made for television” movies and will pay NICC an additional $1.0 million if the movie “A Reason to Believe”, which was to be produced under the prior agreement, is not ultimately produced. The 2005 amount includes a deferred payment of $1.8 million; the 2006 amount is payable semi-annually in 2006; the 2007 amount is payable in January 2007; and the possible additional $1.0 million is payable in July, 2006 or, if sooner, upon a change in control. The Hallmark Channel will have a right of first negotiation to acquire broadcast rights to the movies resulting from this development and, if it elects not to acquire these rights, may still recover a portion of its funding if the movies are produced for others. In addition, NICC will receive $45,000 in consulting fees from a series which HEI has produced, payable no later than July, 2006, and a deferred payment of $750,000 as the last payment for certain terminated obligations.

The deferred payments mentioned above are payable to NICC on December 31, 2007 or upon a change in control, whichever comes first. Added to the deferred amounts will be (1) interest at the rate charged by NICC’s prime lender or (2) if NICC sells Crown Media Holdings common stock to finance any deficit, the increase in the sale price of the common stock between the time NICC sells the stock to fund a deferred amount and the market price of the Crown Media Holdings common stock on the date the deferred amounts are paid by Crown Media Holdings.

In the event there is a change of control of Crown Media Holdings, NICC will immediately receive a $15.0 million “termination payment,” any remaining portions of the payments for the non-dramatic specials and the “made for television” movie development described above and the deferred payments described above. The Hallmark Channel will be obligated to continue to broadcast and pay for the Sunday “New Morning with Naomi Judd” and weekday “New Morning” series and the Sunday morning programming block for an additional six months following the change in control, after which all funding and broadcast obligations to NICC will cease. The total amount payable in the event of a change of control would be approximately $25.0 million if a change in control closed in June, 2006. Also, under existing obligations, Crown Media Holdings would be required to redeem the $25.0 million preferred interest of NICC in Crown Media United States for that amount plus accrued interest at LIBOR from November 27, 2005.

If there has not been a change of control by June 30, 2007, Crown Media Holdings is required to negotiate with NICC for a period of 60 days regarding continuation of the programming commitments. If at the end of the negotiating period the parties have not reached agreement and Crown Media Holdings is not willing to continue the programming commitments at the same levels, NICC may compel Crown Media Holdings to buy all NICC’s outstanding shares of Crown Media Holdings common stock at the then current market value by a written notice given no later than November 1, 2007. If NICC sells more than 50% of the shares of Crown Media Holdings common stock which it owned as of February 22, 2001, except as part of a sale of Crown Media Holdings, most of the commitments and obligations related to programming as described above cease at the end of the then current broadcast season (approximately August 31).

The new agreement contains a mutual release of claims for any claims arising under the prior agreement. Hallmark Entertainment had agreed to pay $3.0 million of the settlement amount, however, as part of the sale of Hallmark Entertainment, Hallmark Cards agreed to assume responsibility for $3 million of this payment and has indicated that it will credit the amount against amounts payable to it by the Company. RHI Entertainment remains responsible for payment of an additional $45,000.

During the years ended December 31, 2004 and 2005, Crown Media United States paid the National Interfaith Cable Coalition $12.3 million and $12.5 million, respectively, related to this agreement.

DIRECTV Affiliation Agreement

On August 20, 2001, Crown Media United States entered into an Affiliation Agreement with DIRECTV, Inc., a wholly owned subsidiary of DIRECTV Enterprises, Inc. Pursuant to the Affiliation Agreement, DirecTV distributes the Hallmark Channel on the TOTAL CHOICE ® tier of its DBS distribution system in the United States and pays us license fees for such distribution. At the same time we entered into a Stock Purchase Agreement with DIRECTV Enterprises whereby we issued 5,360,202 shares of our Class A common stock, which shares were subsequently transferred to its parent company, Hughes Electronics Corporation. As of December 31, 2005, DIRECTV accounted for 13.1 million of our subscribers.

Hallmark Advertising

Hallmark Cards purchased $1.8 million and $2.3 million of advertising on the Hallmark Channel in the United States at negotiated market rates, respectively, during the years ended December 31, 2004 and 2005.

Senior Unsecured Note to HC Crown

On August 5, 2003, Crown Media Holdings repurchased all of the trust preferred securities of Crown Media Trust and related contingent appreciation certificates issued by the Company. Funds for this repurchase were obtained from the proceeds of a $400.0 million 10.25% senior unsecured note issued to HC Crown. After the payment of certain expenses for the issuance including a fee of $3.0 million to HC Crown, the Company used the balance of the proceeds of the senior unsecured note, amounting to approximately $67.3 million, to pay principal, interest, and prepayment penalties on its bank revolving credit loans. The senior unsecured note payable to HC Crown does not require cash payments until August 2007. Instead, the principal amount of the senior unsecured note accretes at 10.25% per annum, compounding semi-annually, to $596.6 million at August 5, 2007. From that date, interest at 10.25% per annum will be payable semi-annually on the accreted value of the senior unsecured note to HC Crown. The note matures on August 5, 2011, and is pre-payable by Crown Media Holdings at any time after August 5, 2004, without penalty. At December 31, 2004 and 2005, $460.9 million and $509.4 million, respectively, of principal and accreted interest were included in the senior unsecured note payable in the Company’s consolidated balance sheets. The note purchase agreement for the senior unsecured note contains certain covenants which restrict the Company, among other matters, from the incurrence of any additional indebtedness, the repurchase or other acquisitions of the Company’s stock, investments in other parties and the incurrence of liens on the Company’s assets.

Hallmark Demand Notes and Line of Credit

On December 14, 2001, the Company executed a promissory note in the amount of $75.0 million payable to HC Crown in replacement of the promissory note with HC Crown dated September 28, 2001. This note may be borrowed against or prepaid without penalty and has a final maturity date no later than December 31, 2007. The line of credit is subordinate to the bank credit facility and its availability may be reduced dollar for dollar in an amount equal to additional capital raised by Crown Media Holdings. The rate of interest under the line of credit is equal to LIBOR plus three percent, payable quarterly. As of both December 31, 2004 and 2005, the Company had borrowed $75.0 million, respectively, under this note. Under this note, the Company is obligated to pay a commitment fee of 1.5% of the initial maximum amount of the note, which may be paid by issuing common stock valued at the average closing price of the common stock for the 15 trading days prior to the date the fee is due. We issued 192,262 shares as payment for the commitment fee in the amount of $1.1 million. The line of credit was required by the credit facility.

Hallmark Agreements Related to Bank Credit Facility

Hallmark Cards and RHI Entertainment entered into certain agreements in order to induce the bank syndicate to enter into the Company’s credit facility. Hallmark Cards, Crown Media Holdings and the banks are parties to a subordination and support agreement dated August 31, 2001. Under the subordination and support agreement, the obligations of Crown Media Holdings to pay (a) any borrowings under the HC Crown line of credit, and (b) approximately $70.0 million in accounts payable to RHI Entertainment Distribution, which has been converted into a $70.0 million note payable to Hallmark Entertainment Holdings, are subordinated in right of payment to Crown Media Holdings’ obligations under its credit facility; provided, however, that pursuant to Amendment No. 8, for so long as no default or event of default under the credit facility has occurred, the Company may make payment to Hallmark Cards or its affiliates in payment of a valid outstanding obligation. In the subordination and support agreement, Hallmark Cards also agreed to cause HC Crown to advance up to $75.0 million under the HC Crown line of credit to Crown Media Holdings (less the amount of any reduction on the HC Crown line of credit because of the application of net cash proceeds from issuing debt or equity as permitted by the bank credit agreement), to the extent necessary to enable Crown Media Holdings to meet its cash needs including the repayment of the bank loans, provided that Crown Media Holdings has borrowed the full amount then available under the credit facility. Further, Hallmark Cards agreed that the HC Crown line of credit will not be declared due and payable if any obligations to the banks remain outstanding.

As of both December 31, 2004 and 2005, borrowings under the HC Crown line of credit were $75.0 million. Accrued interest on the note was $6.1 million and $11.3 million, respectively.

For information regarding an irrevocable letter of credit issued by Hallmark Cards to support our bank credit facility and for additional information concerning the bank credit facility, see “Waiver and Standby Purchase Agreement—Bank Credit Facility and Hallmark Notes” below.

Waiver and Standby Purchase Agreement

Bank Credit Facility and Hallmark Notes

We have a credit agreement with a syndicate of banks, led by JP Morgan Chase Bank, N.A. as Administrative Agent and Issuing Bank, under which the banks extended to us a secured credit facility, originally up to $320.0 million. We and the lending banks entered into the facility in 2001 and have subsequently amended the terms of this facility, with the most recent amendment effective as of April 28, 2006. The facility is guaranteed by our subsidiaries and is secured by all tangible and intangible property of Crown Media Holdings and its subsidiaries. At December 31, 2004, the bank credit facility encompassed a term loan of $100.0 million and a revolving line of credit of $220.0 million, which includes up to $20.0 million of letters of credit available to be issued at our request. Following the consummation of the sale of the international business as contemplated under the February, 2005 agreements, we were required to repay the term loan portion of the credit facility in the amount of $100.0 million, and the credit facility consisted of a revolving line of credit of $220.0 million, which included up to $20.0 million of letters of credit. After Amendment No. 10 effective April 28, 2006, the bank credit facility consists of a secured revolving credit facility of up to $240.0 million, which includes up to $20.0 million of letters of credit. Any borrowings under the revolving credit facility are subject to the prior approval of the Company’s Board of Directors.

Each loan under the bank credit facility bears interest at a Eurodollar rate or an alternate base rate as we may request at the time of borrowing in accordance with the credit agreement. The Eurodollar rate is based on the London interbank market for Eurodollars, and remains in effect for the time period of the loan ranging from one, two, three, six or twelve months. The alternate rate is based upon the prime rate of JP Morgan Chase Bank, a certificate of deposit rate or the Federal Funds effective rate, which is adjusted whenever the rates change. We are required to pay a commitment fee of 0.15% per annum (0.2% from March 1, 2005, to April 27, 2006) of the committed, but not outstanding, amounts under the revolving credit facility, payable in quarterly installments.

Pursuant to Amendment No. 8 in 2005, Hallmark Cards has provided an irrevocable letter of credit issued to JP Morgan Chase Bank by Citibank, N.A. in the amount of $320.0 million, as credit support for our obligations under our credit facility. The support letter of credit was reduced to $220.0 million upon the consummation of the sale of our international business and the reduction of the aggregate outstanding credit exposure of our lenders to $220.0 million. Draw-downs under the letter of credit may be made for amounts due and payable under the credit facility and upon the occurrence of certain other events. Any proceeds received by JP Morgan Chase Bank from drawing under this support letter of credit will not be applied to repay our obligations, but will be used to purchase on the part of Hallmark Cards from the bank lenders subordinated participations in our obligations under our bank credit facility, junior in payment to the bank lenders under the bank credit facility. In conjunction with Amendment No. 10 of the credit agreement, Hallmark Cards has extended its letter of credit to correlate to the maturity date of the credit facility and also has increased the size of the letter of credit to from $220.0 million to $240.0 million.

By an Amendment No. 9 dated as of March 21, 2006, to the agreement for the bank credit facility, Hallmark Cards has been provided the right, by giving five business days written notice, to purchase all of the bank lenders’ interest in the loans under the bank credit facility for an amount equal to the principal plus accrued, unpaid interest and other amounts owing to any of the lending banks. Under the waiver and standby purchase agreement described below, we can cause Hallmark Cards to complete such a purchase. We view this purchase right as an alternative to the lending banks drawing down on the letter of credit described below.

By an Amendment No. 10, effective as of April 28, 2006, to the credit agreement, the maturity date of the credit facility has been extended to May 31, 2007 and the size of the revolving credit facility has been increased from $220.0 million to $240.0 million. Additionally, the amendment provided for the following: (1) 0.25% reduction in the interest rate in the case of Eurodollar Loans, from 1.0% per annum to 0.75% per annum, (2) 0.05% reduction in the commitment fee from 0.20% per annum to 0.15% per annum and (3) amendment to the limitation on Restricted Payments to allow us to issue common stock or make payments pursuant to employees’ restricted stock unit agreements. Amendment No. 10 also deleted certain events of defaults no longer relevant and the following negative covenants: (1) changing the location of the Company’s chief executive office or the Company’s name, (2) making capital expenditures, (3) incurring cash program acquisition guarantees in excess of a certain amount, (4) using the proceeds of the loans for any purpose other than set forth in the Credit Agreement, (5) permitting EBITDA (as defined in the Credit Agreement) to be less than specified amounts per quarter and (6) permitting payments to television distributors for subscribers to be greater than certain amounts.

The credit facility, as amended, contains a number of affirmative and negative covenants. Negative covenants include, among other things: Limitations on indebtedness, liens, investments and making “Restricted Payments”; changes in our business activities; not amending the promissory note with HC Crown, a related letter of credit issued for our benefit or certain of our other material agreements. Restricted Payments include any distribution on our equity, any redemption or other acquisition of our equity including redemption of the company obligated mandatorily redeemable preferred interest, any payment on debt of Crown Media Holdings which is subordinated to the bank loans, any reduction of the HC Crown line of credit for Crown Media Holdings, any payment on certain obligations assumed by Crown Media Holdings under the purchase agreement for the film assets and any other payment to Hallmark Cards or any of its affiliates. The credit agreement, however, permits Crown Media Holdings to make payments to Hallmark Cards or an affiliate (i) in payment of a valid outstanding obligation or (ii) in an aggregate amount equal to the financial benefits received by us as a result of the reduction of interest charges under the bank credit facility in Amendments No. 8 and 10 plus any fees and costs incurred by Hallmark Cards in connection with the support letter of credit provided in accordance with Amendments No. 8 and 10.

Events of default under the amended credit agreement include:  The failure to pay principal or interest, with the default continuing unremedied for five days after receipt of a remittance advice; a failure to observe covenants; a change in control; or a termination by Hallmark Cards or any of its affiliates of the right of Crown Media Holdings or its subsidiaries to use the names “Hallmark” or “Crown” in their television services or any Channels owned or operated by them. For purposes of the credit facility, a change in control means that (a) Hallmark Cards ceases to own directly or indirectly at least 80% of the equity interest of Hallmark Entertainment Investment Co., (b) Hallmark Entertainment Holdings ceases to have sufficient voting power to elect a majority of Crown Media Holdings’ board of directors or beneficial ownership of over a majority of the outstanding equity interest of Crown Media Holdings having voting power, (c) the majority of the Board is not comprised of individuals who were either in office or who were nominated by a two-third’s vote of individuals in office or so nominated as at December 17, 2001, or (d) the consummation by the Company of a Rule 13e-3 transaction (or a “going-private” transaction) as defined in the Securities Exchange Act.

Waiver and Standby Purchase Agreement

Under a waiver and standby purchase agreement dated March 21, 2006, Hallmark Cards agreed to defer all payments due on any of the following obligations and, except where noted, payment of interest thereon until May 31, 2007 or an earlier date as described below as the waiver termination date, whereupon all of these amounts become immediately due and payable (the “Waiver Period”):

•       Note, dated December 14, 2001, in the original principal amount of $75.0 million, payable to HC Crown. The interest accrued on this note through December 31, 2005, was $11.3 million.

•       10.25% senior unsecured discount note, dated August 5, 2003, in the initial accreted value of $400.0 million, payable to HC Crown. Accreted interest through December 31, 2005, was $109.4 million.

•       $70.0 million account payable to Hallmark Entertainment Holdings arising out of the sale to Crown of the Hallmark Entertainment film library.

•       Note, dated as of October 1, 2005, in the principal amount of $132.8 million, payable to Hallmark Entertainment Holdings. The interest accrued on this note through December 31, 2005, was $2.4 million.

•       All obligations of the Company under the bank credit facility to Hallmark Cards, Incorporated by virtue of Hallmark Cards’ deemed purchase of participations in all of the obligations under a letter of credit which Hallmark Cards has given in support of the facility or the purchase by Hallmark Cards of all these obligations pursuant to Amendment No. 9 to the bank credit facility.

Hallmark Cards has agreed that it will not accelerate the maturity of any of the foregoing obligations or initiate collection proceedings during the Waiver Period. Interest will continue to accrue on these obligations during the Waiver Period. The Company will continue to pay the banks and/or Hallmark Cards interest on the credit facility during the Waiver Period.

The waiver termination date is May 31, 2007 or any of the following if they occur earlier:  The Company fails to pay any principal or interest, regardless of amount, due on any indebtedness with an aggregate principal amount in excess of $5.0 million or any other event or condition occurs that results in any such indebtedness becoming due prior to its scheduled maturity, provided that the waiver will not terminate if the Company reduces the principal amount of such indebtedness to $5.0 million or less within five business days of a written notice of termination from Hallmark Cards; certain bankruptcy events occur; the Company defaults in its payment of licensing fees under the Second Amended and Restated Program License Agreement with RHI Entertainment Distribution; a representation and warranty of the Company in the waiver agreement is false or misleading in any material respect; or the Company fails to pay interest on the deferred obligations listed above or to perform any covenants in the waiver agreement.

Under the waiver agreement, if the bank’s lenders under the bank credit facility accelerate any of the indebtedness under the bank credit facility or seek to collect any indebtedness under it, then the Company may elect to exercise its right to require that Hallmark Cards or its designated subsidiary exercise an option to purchase all the outstanding indebtedness under the bank credit facility as provided in Amendment No. 9 to the bank credit facility. All expenses and fees in connection with this purchase would be added to the principal amount of the credit facility obligations.

This agreement does not limit any existing rights of Hallmark Cards or its affiliates to offset amounts owed to us under the Hallmark Tax Sharing Agreement and Hallmark Cards’ share of the amounts payable under the December 1, 2005, agreement with NICC described above against these obligations. Pursuant to the agreement, the Company must make prepayments on the outstanding debt from 100% of any “Excess Cash Flow” during the Waiver Period.  “Excess Cash Flow” is defined as 1) the net proceeds of any debt or equity financings or sale of assets; 2) the net cash proceeds from the incurrence by the Company of indebtedness; 3) the net cash proceeds from the sale, transfer or release by the Company of assets outside the ordinary course of business; and 4) if positive, the consolidated net cash flow from operations of Crown Holdings for any calendar quarter as shown in an SEC report, less cash funds used to pay current operating expenses and to pay or establish reasonable reserves for future expenses, indebtedness payments, and capital improvements and replacements as determined by the Board of Directors of the Company.

As consideration for the waiver agreement, we converted the $70.0 million account payable to Hallmark Entertainment Holdings arising out of our purchase of the Hallmark Entertainment film library to a promissory note bearing interest at LIBOR plus 3% per annum. This note will be payable in full on May 31, 2007.  We also agreed to:

•       amend the 2001 and 2005 notes described above to add the accrued but unpaid interest, currently and annually, to the outstanding principal amounts;

•       use  our  commercially reasonable efforts to refinance all of  our  obligations to Hallmark Cards and affiliates noted above; and

•       comply with our covenants and obligations under the bank credit facility.

In addition, we provided a release to Hallmark Cards and related parties for any matters prior to the date of the waiver agreement and relating to the capacity of the released parties as beneficiaries of our obligations under the waiver agreement or the deferred obligations listed above.

In conjunction with Amendment No. 10 of the credit agreement, Hallmark Cards has extended its letter of credit to correlate to the maturity date of the credit facility and also has increased the size of the letter of credit from $220.0 million to $240.0 million. By a letter agreement dated May 2, 2006 with Hallmark Cards, in consideration of this extension and increase in the size of the letter of credit, the Company agreed to continue to pay Hallmark Cards the difference between the interest rate formerly charged the Company before the letter of credit was available and the rate now charged with the backing of the letter of credit. Since the interest rate was further reduced in Amendment No. 10 to LIBOR plus 0.75%, the interest differential now payable to Hallmark Cards is 2.25% of the outstanding indebtedness under the credit facility. In addition, the Company agreed to continue to pay the fee charged by Citigroup for the letter of credit which was increased to 0.875% of the amount of the letter of credit.

Stockholders Agreement and Registration Rights

General

We are a party to a stockholders agreement, amended and restated as of August 30, 2001, as amended with VISN, Hughes Electronics Corporation (“Hughes”), and Hallmark Entertainment Investments. The stockholders agreement provides that our Board will consist of not less than 15 directors, with 12 nominated by Hallmark Entertainment Investments, one nominated by VISN and two independent directors, who must not be officers, directors or employees of any of the parties or their affiliates, and who will be nominated by the Board. The rights of the parties to nominate a director will terminate on the later of (1) such party owning less than 5% of our common stock then outstanding or (2) such party ceasing to own at least 75% of the number of shares of our common stock held by them immediately after our initial public offering in May 2000. Hughes is entitled to appoint an observer to the board of directors of Crown Media Holdings until Hughes and its affiliates cease to own beneficially in the aggregate at least 75% of the shares of our common stock acquired by DirecTV, the predecessor holder of the shares now held by Hughes, in the August 2001 transaction.

The stockholders agreement also provides that we will not enter into any material transaction, except for specified transactions, with any of the other parties or their affiliates involving an aggregate value of (1) $35.0 million or less, unless such transaction is approved by a majority of our independent directors and (2) more than $35.0 million, unless such transaction is approved by a majority of the members of our Board not nominated by the interested party.

In addition, the stockholders agreement provides that, in the event that Hallmark Entertainment Investments proposes to transfer 20% or more of our outstanding common stock to an unaffiliated third party, each other party to the stockholders agreement will have the right to participate on the same terms in that transaction with respect to a proportionate number of such other party’s shares, except for Hughes.

Hallmark Entertainment Investments Co. Stockholders Agreement

On March 11, 2003, Hallmark Entertainment Holdings contributed 100% of the Crown Media Holdings shares owned by it to Hallmark Entertainment Investments. Two of Crown Media Holdings investors, Liberty Crown, Inc. (“Liberty”), a subsidiary of Liberty Media, and J.P. Morgan, also contributed 100% of their Crown Media Holdings Shares to Hallmark Entertainment Investments and VISN contributed 10% of its Crown Media Holdings shares to Hallmark Entertainment Investments, all in return for Hallmark Entertainment Investments shares. Prior to the Hallmark Entertainment Investments transaction, J.P. Morgan and Liberty were parties to the Crown Media Holdings stockholders agreement described above. As a result of the Hallmark Entertainment Investments transaction, J.P. Morgan and Liberty no longer have any rights pursuant to such stockholders agreement. However, Hallmark Entertainment Investments has advised Crown Media Holdings that J.P. Morgan and Liberty will retain similar rights with respect to Crown Media Holdings pursuant to the Hallmark Entertainment Investments stockholders agreement dated March 11, 2003, among Hallmark Entertainment Investments, Hallmark Entertainment Holdings, Liberty, VISN, and J.P. Morgan, including the following:

•       Liberty and J.P. Morgan each have the right to designate one person as one of the directors to the Crown Media Holdings Board that Hallmark Entertainment Investments is entitled to nominate under the Crown Media Holdings stockholders agreement described above;

•       Hallmark Entertainment Investments will not permit Crown Media Holdings or its subsidiaries to enter into any material transaction, except for specified transactions, with any affiliates involving an aggregate value of (a) $35.0 million or less, unless such transaction is approved by a majority of Crown Media Holdings’ independent directors and (b) more than $35.0 million, unless such transaction is approved by a majority of the members of Crown Media Holdings’ Board not nominated by any affiliate of Hallmark Entertainment Holdings (provided that directors designated by Liberty and J.P. Morgan will not be treated as being nominated by any affiliate of Hallmark Entertainment Holdings);

•       registration rights as provided for minority stockholders in the Crown Media Holdings stockholders agreement;

•       Hallmark Entertainment Investments may not take certain actions as specified in the Hallmark Entertainment Investments stockholder agreement without the consent of J.P. Morgan and Liberty; and

•       if Hallmark Entertainment Holdings proposes to transfer 20% or more of Hallmark Entertainment Investments common stock to an unaffiliated third party, each of J.P. Morgan, Liberty and VISN will have the right to participate on the same terms in the transaction on a proportional basis.

Registration Rights

Under the stockholders agreement, Hallmark Entertainment Investments has the right to require us on four occasions, and the other parties, as a group, have the right to require us on two occasions, to register for sale their shares of our common stock, so long as the number of shares they require us to register in each case is at least 7% of our common stock then outstanding.  The other parties also have an unlimited number of “piggyback” registration rights.  This means that any time we register our common stock for sale, they will have the right to include their common stock in that offering and sale.

We are obligated to pay all expenses that result from the registration of the other parties’ common stock under the stockholders agreement, other than registration and filing fees, attorneys’ fees, underwriter fees or expenses and underwriting discounts and commissions.  We have also indemnified the other parties against any liabilities that may result from their sale of common stock, including Securities Act liabilities.

Rights Relating To Crown Media United States Amended and Restated Company Agreement

Under the stockholders agreement, so long as we or any of our affiliates are entitled to have a representative on the Crown Media United States governance committee, and VISN and its affiliates either are entitled to nominate to, or designate a member of, our Board, or beneficially own any preferred interests in Crown Media United States, neither we nor any of our affiliates will, without the consent of the member of our Board nominated by VISN or a representative of NICC, vote in favor of:

•       any specified change in, or action described in, the Crown Media United States amended and restated company agreement that relates to VISN’s preferred interest in Crown Media United States or that relates to VISN’s rights to programming on the Hallmark Channel in the U.S. or its programming budget;

•       any repayment or redemption of specified equity interests in Crown Media United States;

•       any transfer of all of Crown Media United States’ assets or any business combination involving Crown Media United States where Crown Media United States is not the surviving entity, unless the transferee assumes specified obligations under the Crown Media United States amended and restated company agreement until the later of the fifth anniversary of these offerings or the second anniversary of the transfer or business combination;

•       the dissolution of Crown Media United States, except in connection with a complete liquidation;

•       any transfer of all of Crown Media United States’ assets to, or any business combination involving Crown Media United States’ with, us or any of our affiliates, or any other material transaction with us or any of our affiliates, unless we comply with specified restrictions relating to any financial benefit we receive from the transaction that is more than what we would have received had the transaction been on an arm’s-length basis or on commercially reasonable terms;

•       any transfer of all of Crown Media United States’ assets or any business combination involving Crown Media United States where Crown Media United States is not the surviving entity, prior to the second anniversary of the initial public offering; or

•       any amendment to the Crown Media United States’ amended and restated company agreement that would result in none of us or our affiliates having the right to consent to take any of the actions listed in the above bullet points.

In addition, we have agreed not to transfer any of our interests in Crown Media United States after the second anniversary of our initial public offering unless the transfer is conditioned on the requirement that the transferee assume our obligations described above. Under the terms of the stockholders agreement, the transferee’s obligations will generally expire on the later of (1) the fifth anniversary of the initial public offering, (2) the second anniversary of the transfer or (3) the repayment of VISN’s preferred interest in Crown Media United States, except that the obligations of the transferee will expire upon dissolution of Crown Media United States.

Intercompany Services Agreement

The Company has an intercompany services agreement with Hallmark Cards, which was entered into in 2003 for a term of three years and then extended for an additional year through January 1, 2007. Under the agreement, Hallmark Cards provides us with the following services:

•       tax services;

•       risk management, health, safety and environmental services and insurance;

•       legal services;

•       treasury and cash management services; and

•       real estate consulting services.

We have agreed to pay Hallmark Cards $515,000 per year for these services, plus out-of-pocket expenses and third party fees, payable in arrears on the last business day of each quarter. The balance of the payable for services, expenses and fees under this and the previous services agreement as of December 31, 2004 and 2005, was approximately $2.5 million and $3.0 million, respectively. The intercompany services agreement was originally negotiated between officers of Crown Media International and Hallmark Cards. The management of Crown Media International believed that the services provided under the agreement had a value at least equal to the annual fee.

Hallmark Trademark License Agreements

Crown Media United States operates under the benefit of a limited trademark license agreement with Hallmark Licensing, Inc., amended and restated on March 27, 2001, which has also been extended through September 1, 2007. The amended and restated Crown Media United States trademark agreement permits Crown Media United States to name its network service as the “Hallmark Channel.”  The agreement contains usage standards, which limit certain types of programming and programming content aired on Crown Media United States’ network. Crown Media United States also has a similar trademark license agreement with Hallmark Licensing, Inc., which is effective January 1, 2004, and expires September 1, 2007, to permit the use of the Hallmark trademark in the name of the “Hallmark Movie Channel”.

Under the agreement, if Hallmark Cards notifies us in writing that it has determined that we have failed to comply with the usage standards set forth in the agreement or have otherwise breached our obligations under the agreement, we are required to stop any non-complying activity within 10 days of that notice or we may be in default of the agreement. We also may be in default if Hallmark Cards delivers such a written notice to us with respect to its standards three or more times in any 12-month period. In addition, there may be a default under the agreement if we fail to cure any breach of the program agreement with Hallmark Entertainment Distribution, if we fail to make any payments due under loan agreements within five days of the due date, or if we receive an opinion from our auditors that shows that we no longer are a going concern.

The license agreement can be terminated immediately and without notice if we transfer in any way our rights under the license agreement, if we have an event of default under the agreement or in events of bankruptcy, insolvency or similar proceedings.

Tax Sharing Agreement

On March 11, 2003, Crown Media Holdings became a member of Hallmark Cards consolidated federal tax group and entered into the Tax Sharing Agreement with Hallmark Cards. Hallmark Cards includes Crown Media Holdings in its consolidated federal income tax returns. Accordingly, Hallmark Cards benefits from future tax losses, which may be generated by Crown Media Holdings. Based on the Tax Sharing Agreement, Hallmark Cards has paid and will pay Crown Media Holdings all of the benefits realized by Hallmark Cards as a result of consolidation, 75% in cash on a quarterly basis and the balance when Crown Media Holdings becomes a taxpayer. Under the Tax Sharing Agreement, at Hallmark Cards’ option, this 25% balance may also be applied as an offset against any amounts owed by Crown Media Holdings to any member of the Hallmark Cards consolidation group under any loan, line of credit or other payable, subject to any limitations under any loan indentures or contracts restricting such offsets.

An independent member of the Board of Directors of Crown Media Holdings, with advice of independent counsel approved Crown Media Holdings’ entering into the Tax Sharing Agreement.

The Company received $56.6 million and $56.1 million (including the $30.0 million offset to intercompany debt during the third quarter of 2005) under the Tax Sharing Agreement during 2004 and 2005, respectively.

Hallmark Entertainment Holdings contributed 100% of the Crown Media Holdings shares owned by it to Hallmark Entertainment Investments. Two of Crown Media Holdings’ investors, Liberty and J.P. Morgan, also contributed 100% of their Crown Media Holdings shares to Hallmark Entertainment Investments and VISN contributed 10% of its Crown Media Holdings shares to Hallmark Entertainment Investments, all in return for Hallmark Entertainment Investments shares. Crown Media Holdings understands that Hallmark Entertainment Investments intends to hold the Crown Media Holdings Shares and to evaluate media investment opportunities in which Crown Media Holdings does not have an interest. Hallmark Entertainment Holdings, as the more than 80% owner of Hallmark Entertainment Investments, will have voting power over all of the Crown Media Holdings shares. The new structure does not change the control of Crown Media Holdings.

Certain Business Relationships and Conflicts of Interest

Hallmark Entertainment Investments controls a majority of our outstanding shares of Class A Common Stock and all of our outstanding shares of Class B common stock, representing approximately 95.9% of the voting power on all matters submitted to our stockholders. Hallmark Entertainment Investments’ control could discourage others from initiating potential merger, takeover or other change of control transactions that may otherwise be beneficial to our businesses or holders of Class A common stock. As a result, the market price of our Class A common stock or our business could suffer.

Hallmark Entertainment Investments’ control relationship with us also could give rise to conflicts of interest, including:

•       conflicts between Hallmark Entertainment Investments, as our controlling stockholder, and our other stockholders, whose interests may differ with respect to, among other things, our strategic direction or significant corporate transactions;

•       conflicts related to corporate opportunities that could be pursued by us, on the one hand, or by Hallmark Entertainment Investments or its other affiliates, on the other hand; or

•       conflicts related to existing or new contractual relationships between us, on the one hand, and Hallmark Entertainment Investments and its affiliates, on the other hand.

In addition, our directors, who are also officers or directors of Hallmark Entertainment Investments or its affiliates, will have fiduciary duties, including duties of loyalty, to both companies and may have conflicts of interest with respect to matters potentially involving or affecting us.

Our certificate of incorporation provides that Hallmark Cards will have no duty to refrain from engaging in activities or lines of business that are the same as or similar to the activities or lines of business in which we engage, and neither Hallmark Cards nor any officer or director of Hallmark Cards, except as provided below, will be liable to us or to our stockholders for breach of any fiduciary duty by reason of any such activities of Hallmark Cards. In the event that Hallmark Cards acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both Hallmark Cards and us, Hallmark Cards will have no duty to communicate or offer that corporate opportunity to us and will not be liable to us or our stockholders for breach of any fiduciary duty as a stockholder by reason of the fact that Hallmark Cards pursues or acquires that corporate opportunity for itself, directs that corporate opportunity to another person, or does not communicate information regarding that corporate opportunity to us.

In the event that one of our directors or officers who is also a director or officer of Hallmark Cards acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both us and Hallmark Cards, that director or officer will have fully satisfied his or her fiduciary duty to us and our stockholders with respect to that corporate opportunity if that director or officer acts in a manner consistent with the following policy:

•       a corporate opportunity offered to any person who is one of our officers, and who is also a director but not an officer of Hallmark Cards, will belong to us;

•       a corporate opportunity offered to any person who is one of our directors but not one of our officers, and who is also a director or officer of Hallmark Cards, will belong to us if that opportunity is expressly offered to that person in his or her capacity as one of our directors, and otherwise will belong to Hallmark Cards; and

•       a corporate opportunity offered to any person who is one of our officers and an officer of Hallmark Cards will belong to us if that opportunity is expressly offered to that person in his or her capacity as one of our officers, and otherwise will belong to Hallmark Cards.

For purposes of the policy:

•       a director who is our Chairman of the Board or Chairman of a committee of the Board will not be deemed to be one of our officers by reason of holding that position, unless that person is one of our full-time employees;

•       references to us shall mean us and all corporations, partnerships, joint ventures, associations and other entities in which we beneficially own, directly or indirectly, 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests; and

•       the term “Hallmark Cards” means Hallmark Cards and all corporations, partnerships, joint ventures, associations and other entities, other than us, as we are defined in this paragraph, in which Hallmark Cards beneficially owns, directly or indirectly, 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests.

The foregoing provisions of our certificate of incorporation will expire on the date that Hallmark Cards ceases to own beneficially common stock representing at least 20% of the total voting power of all of our classes of outstanding capital stock and no person who is one of our directors or officers is also a director or officer of Hallmark Cards or any of its subsidiaries.

Other than as disclosed above and under “—Stockholders Agreement and Registration Rights,” there are no specific policies in place with respect to any conflicts that may arise. We expect conflicts to be resolved on a case-by-case basis, and in a manner consistent with applicable law.

Transactions with JP Morgan Chase Bank

We have a credit agreement with a syndicate of banks lead by JP Morgan Chase Bank providing a secured line of credit and term loan of up to a total of $240.0 million due May 31, 2007. As part of this credit facility, JP Morgan Chase Bank originally committed to lend to us up to $45.0 million, now increased to $67.5 million. At December 31, 2004 and 2005, JP Morgan Chase Bank had outstanding loans to us under the line of credit of $43.4 million and $29.6 million, respectively. Each loan under the credit facility bears interest at a Eurodollar rate or an alternate base rate as we may request at the time of borrowing in accordance with the credit agreement. We are required to pay a commitment fee of 0.15% per annum of the committed, but not outstanding, amounts under the revolving credit facility, payable in quarterly installments. This commitment fee was 0.20% per annum prior to an amendment effective April 28, 2006. We paid a total of $13.9 million in interest and $125,000 in fees to JP Morgan Chase Bank under the credit facility for the year ended December 31, 2004. We paid a total of $10.3 million in interest and $125,000 in fees to JP Morgan Chase Bank under the credit facility for the year ended December 31, 2005.

Arnold L. Chavkin, one of our directors, and J.P. Morgan, a beneficial owner of more than 5% of our outstanding Class A common stock, are related parties to JP Morgan Chase & Co. and its wholly-owned subsidiary, JP Morgan Chase Bank. JP Morgan Chase & Co. is a publicly-traded financial holding company. J.P. Morgan is an indirect non-bank subsidiary of JP Morgan Chase & Co. JP Morgan Chase & Co. owns 100% of JPMP Capital Corp., the sole general partner of JPMP Market Fund Manager L.P., which in turn is the sole general partner of J.P. Morgan. JP Morgan Chase & Co. also owns 100% of Chatham Ventures, Inc., which is the sole limited partner of J.P. Morgan. JPMP Master Fund Manager, L.P. is the sole general partner of J.P. Morgan. JPMP Capital Corp. is the sole general partner of JPMP Master Fund Manager, L.P., and limited partners of JPMP Master Fund Manager, L.P. are comprised of investment professionals, including Mr. Chavkin, and others. JPMP Capital Corp. is a 100% non-bank subsidiary of JP Morgan Chase & Co. JP Morgan Partners, LLC serves as the management company for the private equity organization of JP Morgan Chase & Co., known as JP Morgan Partners. JP Morgan Partners, LLC is an indirect 100% subsidiary of JP Morgan Chase & Co. and is a direct wholly-owned subsidiary of JPMP Capital Corp. JP Morgan Partners, LLC is the employer of JP Morgan Partners’ staff in New York City.

Mr. Chavkin is the Chief Investment Officer of JP Morgan Partners, LLC, a separate private equity division of a large global services group, JP Morgan Chase & Co. He is also the Chief Investment Officer of JPMP Capital Corp., which is one of the limited partners of JPMP Master Fund Manager, L.P. and general partner to various JPMP related funds.

INDEPENDENT PUBLIC ACCOUNTANTS

Appointment of Auditors for 2006

The Audit Committee of our Board engaged KPMG LLP to serve as our independent public accountant for the year ending December 31, 2006. We expect representatives of KPMG LLP to attend the annual meeting, be available to respond to appropriate questions from stockholders and be given an opportunity to speak, if desired.

Audit Fees

The following table presents aggregate fees billed for professional services rendered by KPMG LLP, our principal accountant in fiscal years 2004 and 2005:

	Fiscal Year
Type of Fee	2005	2004
Audit Fees(1)	$958,867	$1,622,516
Audit-Related Fees(2)	389,538	105,985
Tax Fees(3)	—	52,136
All Other Fees(4)	119,959
Total Fees	$1,468,364	$1,780,637

(1)          Audit Fees are for the audit of our annual financial statements and review of financial statements included in our Forms 10-Q and statutory audits required for certain of our foreign subsidiaries.

(2)          Audit Related Fees. In 2004 and 2005, these fees are for services rendered in connection with management’s assessment of internal controls over financial reporting and the related report in accordance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

(3)          Tax Fees. In 2004, these fees are for services rendered in connection with tax advice, the filing of foreign income tax returns and the filing of other forms.

(4)          All Other Fees. In 2005, these fees are for services rendered in connection with the Company’s sale of its international operations in 2004.

Independence

The Audit Committee has considered whether, and concluded that, the additional services provided by KPMG were compatible with maintaining the independence of KPMG.

REPORT OF THE AUDIT COMMITTEE

Management is responsible for the Company’s internal controls, and the Company’s independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with U.S. generally accepted accounting principles and issuing a report on the financial statements. The Audit Committee has general oversight responsibility with respect to these matters. The Audit Committee reviews the results and scope of the audit conducted by the Company’s independent auditors.

The Audit Committee has met and held discussions with our management and independent auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee has:

•       reviewed and discussed the audited financial statements with management;

•       discussed with the independent auditors the matters required to be discussed by Statements on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU § 380);

•       received the written disclosures and the letter from the independent accountants related to the accountants’ independence from the Company and its management as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with the independent accountant the independent accountant’s independence.

Based on the Audit Committee’s review and discussions detailed above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE:

John P. Mascotte, Chairman
Arnold L. Chavkin
Herbert Granath
Peter A. Lund

SUBMISSION OF STOCKHOLDER PROPOSALS

The deadline for submitting stockholder proposals consistent with Rule 14a-8 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”), for inclusion in the proxy statement for the next annual meeting is January 30, 2007.

Our bylaws provide that any stockholder wishing to bring any nomination or other business before an annual meeting must give timely notice in proper written form to the Company Secretary not less than 90 days nor earlier than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. However, in the event that the annual meeting is called for a date that is not within 30 days before or 60 days after the anniversary date of the immediately preceding annual meeting, to be timely, the stockholder notice must be received not later than the close of business on the 90th day and not earlier than the 120th day prior to such annual meeting, or by the 10th day after public disclosure of the date of the annual meeting. For the Company’s year 2007 annual meeting, notice must be received by March 25, 2007. The notice must be in writing and set forth (a) as to each person whom the stockholder proposes to nominate for election as a director, all information relating to the person that is required to be disclosed pursuant to Regulation 14A under the Exchange Act (including the person’s written consent to being named and to serving, if elected, as a director), (b) as to any other business proposed to be brought before the meeting, a brief description of and the reasons for the business, and any material interest of the person bringing the proposal, and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, the name and address of, and the class and number of shares owned by, the stockholder and any beneficial owner.

OTHER BUSINESS

The Board knows of no other matters for consideration at the meeting. If any other business should properly arise, the persons appointed in the enclosed proxy have discretionary authority to vote in accordance with their best judgment.

By Order of the Board of Directors
/s/	BRIAN E. GARDNER
BRIAN E. GARDNER
Secretary

May 30, 2006

Form of Proxy

CROWN MEDIA HOLDINGS, INC.

ANNUAL MEETING OF STOCKHOLDERS

June 23, 2006
11:00 a.m.

Sheraton New York Hotel & Towers
811 Seventh Avenue
New York, New York 10019

PROXY

The Board solicits this proxy for use at the Annual Meeting on June 23, 2006.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” the Board’s nominees.

By signing the proxy, you revoke all prior proxies and appoint Paul A. FitzPatrick and William J. Aliber, and each of them, with full power of substitution, to vote all your shares on the matters shown on the reverse side and any other matters that may come before the Annual Meeting and all adjournments.

(to be signed and dated on the other side)

The Board Recommends a Vote “FOR” the Board’s nominees.

1.                 Election of Directors:

☐              FOR all nominees listed below (except as marked to the contrary below)

☐              WITHHOLD AUTHORITY to vote for all nominees listed below

Wilford V. Bane, Jr.	Arnold L. Chavkin	Glenn Curtis	Robert J. Druten
Brian E. Gardner	Herbert A. Granath	David E. Hall	Donald J. Hall, Jr.
Irvine O. Hockaday, Jr.	Anil Jagtiani	A. Drue Jennings	Peter A. Lund
Deanne R. Stedem

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THE NOMINEE’S NAME ON THE LINE IMMEDIATELY BELOW.)

2.                 In their discretion, to vote upon other matters properly coming before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THE PROXY WILL BE VOTED “FOR” THE BOARD’S NOMINEES.

Address Change?  Mark Box ☐
Indicate changes below:

Dated:	, 2006

Signature

Signature if held jointly

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

COMPANY #
CONTROL #

Voting Instructions

There are three ways to vote your Proxy: by telephone, via the Internet or by mail. The telephone and Internet voting procedures are designed to authenticate your identity, allow you to vote your shares and to confirm that your instructions have been properly recorded. If your shares are held in the name of a bank or broker, the availability of telephone and Internet voting will depend on the processes of the bank or broker; therefore you should follow the voting instructions on the form you receive from your bank or broker.

Vote by Telephone

Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week by calling 1-800-435-6710. Have your proxy card in hand when you call. You will be prompted to enter your 3-digit company number and a 7-digit control number (these numbers are located above). Follow the recorded instructions.

Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. The deadline for telephone voting is 11:59 p.m. EDT on June 22, 2006.

Vote Via the Internet

Log on to the Internet and go to the web site http://www.eproxy.com/crwn 24 hours a day, 7 days a week. Have your proxy card in hand when you access the web site. You will be prompted to enter your 3-digit company number and a 7-digit control number (these numbers are located above). Follow the instructions provided.

If you vote over the Internet, you may incur costs such as telecommunication and Internet access charges for which you are solely responsible. Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. The deadline for Internet voting is 11:59 p.m. EDT on June 22, 2006.

Vote by Mail

Mark, sign and date your proxy card and return it in the postage-paid envelope provided so that it is received by June 22, 2006.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

If you vote by telephone or the Internet, please do NOT mail your proxy card.

YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.